===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             TICE TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     8711                   62-1647888
(State of Incorporation)       (Primary Standard            (IRS Employer
                            Industrial Classification       Identification
                                  Code Number)                  Number)

                         -----------------------------

                                6711 Tice Plaza
                           Knoxville, Tennessee 37918
                                 (423) 925-4501
                        (Address and telephone number of
                   Registrant's principal executive offices)

                           William A. Tice, President
                             Tice Technology, Inc.
                                6711 Tice Plaza
                           Knoxville, Tennessee 37918
                                 (423) 925-4501
           (Name, address and telephone number of agent for service)

                        Copy to: Lynn H. Wangerin, Esq.
                              Ogden Newell & Welch
                           1200 One Riverfront Plaza
                           Louisville, Kentucky 40202
                                 (502) 582-1601
                          (502) 581-9564  (facsimile)

                         -----------------------------

  Approximate date of commencement of proposed distribution to public: As soon as practicable after the registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------
   Title of each class                       Proposed maximum      Proposed maximum
   of securities to be      Amount to be      offering price      aggregate offering       Amount of
        registered           registered          per unit               price           registration fee
- ---------------------------------------------------------------------------------------------------------
    Common Shares (1)            90,000            $ 3.00           $  270,000             $   94
    Common Shares (2)         1,841,407            $ 0.02           $   36,828             $   11
    Common Shares (3)            54,750            $ 1.00           $   54,750             $   19
    Common Shares (4)         1,000,000            $ 8.00           $8,000,000             $2,759
    Common Stock
      Purchase Warrants       1,000,000            $   (4)          $       (4)            $   (4)
         Total Fee                                                                         $2,883
- ---------------------------------------------------------------------------------------------------------

  (1) Certain individuals who have loaned funds to Tice Engineering and Sales, Inc., the Issuer's wholly owned subsidiary, are being offered the right to convert some or all of such debt to Common Shares of the Issuer at the rate of $3.00 per share.

  (2) These securities include 300,000 shares which were issued to Monogenesis Corporation at a price of $0.01 per share and which will be distributed to holders of shares of Monogenesis Corporation as a dividend at a rate of 125 shares for each share held. The remaining shares are to be offered for sale at market price from time to time and are currently held 1,302,937 shares by the former shareholder of Tice Engineering and Sales, Inc. and 238,470 shares by Joseph Walker & Sons, Inc. There is no current offering price for these shares. The fee calculation is based upon the book value of Tice Engineering and Sales, Inc., the wholly owned subsidiary of Tice Technology, Inc., as of June 30, 1996.

  (3) These are the Common Shares which will be issued in the event that employees holding stock options exercise the options. The maximum offering price is based upon the exercise price of the options.

  (4) These are the Common Shares which will be issued in the event the Common Stock Purchase Warrants are exercised. The maximum offering price is based upon the exercise price of the warrants.

  (5) The warrants were issued to Monogenesis Corporation at a price of $0.01 each and will be distributed to holders of shares of Monogenesis Corporation as a dividend at a rate of 400 warrants for each share held. The warrants are registered in the same registration statement as the Common Shares underlying the warrants and, therefore, no separate registration fee is required pursuant to Rule 457(g).

                             TICE TECHNOLOGY, INC.

                             CROSS REFERENCE SHEET


                                                                       PAGE
ITEM NUMBER - PART I, S-1                   LOCATION                  NUMBER
- -------------------------                   --------                  ------

1.    Forepart of the Registration          Same                         1
      Statement and Outside Front
      Cover Page of Prospectus

2.    Inside Front and Outside Back         Same                       2, 81
      Cover Pages of Prospectus

3.    Summary Information, Risk Factors     Summary; Risk Factors      2, 7
      and Ratio of Earnings to Fixed
      Charges

4.    Use of Proceeds                       Use of Proceeds             13

5.    Determination of Offering Price       Risk Factors - Absence      11
                                            of Trading Market

6.    Dilution                              Not applicable

7.    Selling Security Holders              Risk Factors - Shares   11, 12, 29
                                            Available for Resale;
                                            Plan of Distribution;
                                            Principal and Selling
                                            Shareholders

8.    Plan of Distribution                  Plan of Distribution        12

9.    Description of Securities to be       Securities                  30
      Registered

10.   Interests of Named Experts and        Not applicable
      Counsel

11.   Information With Respect to the
      Registrant

      (a) Description of business           Business                    16

      (b) Description of property           Business - Property         22

      (c) Legal proceedings                 Legal Proceedings           26

      (d) Market price of and dividends     Risk Factors - Absence  11, 30, 34
          on the registrant's common        of Trading Market;
          stock and related stockholder     Securities; Dividends

      (e) Financial statements              Financial Statements        38

      (f) Selected financial data           Summary - Selected           4
                                            Financial Data

      (g) Supplementary financial           Not applicable
          information






                                                                       PAGE
ITEM NUMBER - PART I, S-1                   LOCATION                  NUMBER
- -------------------------                   --------                  ------
      (h) Management's discussion and       Management's Discussion      23
          analysis of financial condition   and Analysis of Financial
          and results of operations         Condition and Results
                                            of Operations

      (i) Changes in and disagreements      Not applicable
          with accountants on accounting
          and financial disclosure

      (j) Directors and executive officers  Management                   26

      (k) Executive compensation            Management - Executive       27
                                            Compensation

      (l) Security ownership of certain     Principal and Selling        29
          beneficial owners and             Shareholders
          management

      (m) Certain relationships and         Management - Certain         28
          related transactions              Transactions

12.   Disclosure of Commission Position     Liability and                34
      on Indemnification for Securities     Indemnification of
      Act Liabilities                       Directors and Officers

PROSPECTUS
- ----------
                             TICE TECHNOLOGY, INC.
                                6711 Tice Plaza
                          Knoxville, Tennessee   37918
                                 (423) 925-4501

                     2,986,157 Common Shares (the "Shares")
                          (par value, $0.01 per share)
           1,000,000 Common Stock Purchase Warrants (the "Warrants")

     Tice Technology, Inc. (the "Issuer") is registering 300,000 Shares and 1,000,000 Warrants in connection with a distribution by Monogenesis Corporation ("Monogenesis"), a closed-end investment company with approximately 1,200 institutional shareholders. Monogenesis will distribute 125 Shares and 400 Warrants for each share of Monogenesis stock held (the "Distribution"). See "Plan of Distribution." After the Distribution, Monogenesis will own less than 1% of the outstanding Common Shares of the Issuer. The Issuer will not receive any funds from the Distribution, but will receive funds if any Warrants are exercised. In addition, 90,000 Shares are offered hereby to holders of certain promissory notes of Tice Engineering and Sales, Inc. ("TES") who may convert the debt to Shares at the rate of $3.00 per share.

     Each Warrant entitles the holder to purchase one Common Share at $8.00 per share for 24 months. There can be no assurance that the price of a Common Share will equal or exceed the exercise price of the Warrants or that it will be profitable for a holder to exercise any Warrant. See "Securities." The Issuer is registering the Shares which may be issued upon exercise of the Warrants. The Issuer is also registering 54,750 Shares which may be issued upon exercise of options held by certain employees.

     The purpose of the Distribution is to establish a public trading market to facilitate acquisitions and access to equity capital and to provide liquidity for employee stock incentive programs and existing shareholders. There is no current public trading market and there can be no assurance that a market will develop after the Distribution. See "Risk Factors - Absence of Trading Market." Of the Shares, 1,541,407 Shares are owned by William A. Tice and Joseph Walker & Sons, Inc. (collectively, the "Selling Shareholders"). See "Principal and Selling Shareholders." The Issuer will not receive any proceeds from the sale of these Shares. The Shares held by the Selling Shareholders may be sold from time to time. Such sales may be made on an exchange, in the over-the-counter market, or in negotiated transactions, at market price or on negotiated terms. Upon any sale of the Shares held by Selling Shareholders, Selling Shareholders and participating agents, brokers or dealers may be deemed to be underwriters as defined in the 1933 Act and commissions, discounts or any profit realized on the resale of the Shares may be deemed to be underwriting commissions or discounts. See "Plan of Distribution." The Issuer will pay the expenses of this registration (approximately $100,000) other than any brokerage commissions or discounts in connection with the sale of a shareholder's Shares.

     Holders of Common Shares of the Issuer may elect only 25% of the board of directors. The holder of Class B Common Shares (William A. Tice) will elect 75% of the board of directors and thereby control the Issuer. In addition, as the current holder of a majority of the Common Shares, Mr. Tice will elect the remaining 25% of the directors. See "Risk Factors - Control by Holder of Class B Common Shares."

     THE SHARES AND WARRANTS INVOLVE A HIGH DEGREE OF RISK, ARE ILLIQUID AND SHOULD ONLY BE PURCHASED BY INVESTORS THAT CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 6.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    A MONOGENESIS INSTITUTIONAL DISTRIBUTION

                    The date of this Prospectus is ________________, 1996.

                             ADDITIONAL INFORMATION
                             ----------------------

     The Issuer will furnish annual reports containing audited financial statements to its shareholders. Additional unaudited reports may be provided to shareholders at such time as the Issuer may determine or as required by law. The Issuer is not currently required to file reports under the Securities Exchange Act of 1934 (the "1934 Act"), but will become subject to reporting requirements upon effectiveness of the registration statement. See "Plan of Distribution."

     The Issuer has filed a registration statement (which term shall include all amendments, exhibits and schedules) on Form S-1 under the 1933 Act with the Securities and Exchange Commission (the "Commission") in Washington, D.C. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement as filed including the exhibits thereto.
The registration statement may be reviewed without charge at the Commission's principal place of business in Washington, D.C. Copies of the registration statement may be obtained from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed prices. In addition, the Issuer is an electronic filer. The Commission maintains a Web site which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document has been filed as an exhibit to the registration statement, reference is hereby made to such exhibit and each such statement is qualified in all respects by such reference.

                                    SUMMARY
                                    -------

     The following is a summary of certain information contained elsewhere in the Prospectus. Reference is made to, and this summary is qualified by, the more detailed information set forth in the Prospectus, which should be read in its entirety.

PLAN OF DISTRIBUTION
- --------------------

Distributed Company ...................  Tice Technology, Inc. (the "Issuer"),
                                         a newly formed Delaware corporation,
                                         acquired all of the issued and
                                         outstanding stock of Tice Engineering
                                         and Sales, Inc. ("TES") in exchange
                                         for 5,211,750 Common Shares and
                                         750,000 Class B Common Shares of the
                                         Issuer.  See "Business - General" and
                                         "Securities."

Distributing Company ..................  Monogenesis Corporation, a Delaware
                                         corporation, pursuant to a resolution
                                         of its board of directors is
                                         distributing Common Shares and
                                         Warrants which it purchased from the
                                         Issuer as a dividend to its
                                         shareholders of record on
                                         ___________, 1996.  See "Plan of
                                         Distribution" and "Management -
                                         Certain Transactions."

Distribution Ratio .........           Each Monogenesis shareholder will receive
                                       125 Common Shares, par value $0.01 per
                                       share, and 400 Warrants of the Issuer for each share of Monogenesis stock held by it. See "Plan of Distribution." After the
                                       Distribution, Monogenesis will own less
                                       than 1% of the outstanding Common Shares of the Issuer.

Distribution Agent..........           Mid-America Bank of Louisville and Trust
                                       Company, Monogenesis' transfer agent,
                                       will act as distribution agent, transfer agent and warrant agent for the Issuer.
                                       See "Securities - Transfer Agent and
                                       Registrar."

Shares to be Distributed....           The Common Shares to be distributed will
                                       constitute approximately 5% of the issued and outstanding Common Shares, and approximately 4% of the total issued and outstanding stock of all classes of common stock of the Issuer. The Issuer will not receive any proceeds from the distribution of these shares. However, the Issuer will receive proceeds if any Warrants are exercised. See "Plan of Distribution" and "Securities."

Warrants to be Distributed..           The Warrants to be distributed will
                                       constitute approximately 85% of the
                                       issued and outstanding Warrants. Each
                                       Warrant entitles the holder to purchase
                                       one Common Share of the Issuer at an
                                       exercise price of $8.00 per share and may be exercised during the 24 month period following issuance of the Warrant. The
                                       Common Shares and the Warrants are
                                       separately transferable. See
                                       "Securities."

Distribution Date...........           Certificates representing the Shares and
                                       the Warrants will be mailed to
                                       Monogenesis shareholders as soon as
                                       practical after the date of this
                                       Prospectus. See "Plan of Distribution."

Shares Offered..............           90,000 Common Shares are offered to
                                       holders of certain debt of TES who may
                                       convert such debt at a rate of $3.00 of
                                       debt for each Share. See "Use of
                                       Proceeds."

Option Shares...............           54,750 Common Shares may be issued upon
                                       the exercise of options held by certain
                                       employees. See "Securities."

Sales of Shares By Selling             1,541,407 Common Shares held by the
Shareholders............               shareholders of the Issuer will be
                                       registered and available for resale by
                                       such shareholders from time to time
                                       subject to certain limitations. See
                                       "Principal and Selling Shareholders."
                                       These shares constitute approximately 26% of the issued and outstanding Common
                                       Shares, and approximately 23% of the
                                       total issued and outstanding stock of all classes of common stock of the Issuer.
                                       The Issuer will not receive any proceeds from the sale of Shares held by the shareholders. See "Risk Factors - Shares
                                       Available for Resale" and "Plan of
                                       Distribution."

Trading Market..........               There will be no immediate trading market
                                       for the Shares or the Warrants. See "Risk
                                       Factors - Absence of Trading Market." The
                                       Issuer is registering the Shares and
                                       Warrants to attempt to establish a public
                                       trading market in the Shares. See "Plan
                                       of Distribution." There can be no
                                       assurance that one will develop.
THE ISSUER
- ----------

     Tice Technology, Inc. (the "Issuer"), a Delaware corporation, was formed to acquire and hold all of the issued and outstanding shares of stock of Tice Engineering and Sales, Inc. ("TES"). Management of TES and the Issuer anticipate that at some point in the future it may be advantageous to acquire additional businesses and that the Issuer's stock, especially if a trading market has developed in the stock, might be used as some or all of the consideration for an acquisition. Currently, the Issuer owns only the TES stock and has no other operations. The Issuer acquired all of the issued and outstanding stock of TES, a Tennessee corporation, in exchange for stock of the Issuer. See "Business - General."

     The Issuer's wholly owned subsidiary, TES, is an engineering firm which provides engineering and technical solutions for the apparel industry. TES researches, designs, develops and tests specialized high technology, garment production line stitching machines and related equipment, which, when patented, it licenses to other manufacturers to produce or contract manufactures for its own customers. TES currently holds eight patents over which it retains rights. It currently sells fourteen basic products and is in the process of exploring the applications of the technology covered by its latest patent. This patent covered an electronically geared sewing machine which, among other things, reduced by 90% all moving parts of the sewing machine. See "Business."

     The Issuer was incorporated on June 21, 1996. It's principal office is located at 6711 Tice Plaza, Knoxville, Tennessee 37918. The telephone number is
(423) 925-4501. TES was incorporated on March 16, 1973 and has the same principal office as the Issuer. See "Business - History."

SELECTED FINANCIAL DATA
- -----------------------

     The selected financial data is that of TES. The pro forma figures of net income per share and stockholders' equity per share reflect the capitalization of the Issuer.

- --------------------------------------------------------------------------------
Statement of Earnings Data (1):
- --------------------------------------------------------------------------------

                                                      Years Ended March 31,
                                                  (Amounts in thousands except
                                                       per share amounts)
                                         -----------------------------------------------
                                          1992      1993      1994      1995      1996
                                          ----      ----      ----      ----      ----
Revenues                                 $1,770    $1,694    $1,309    $1,390    $1,393
  Cost of Sales                            (681)     (843)     (599)     (498)     (451)

Gross Profit                              1,089       851       710       892       942
  General and Administrative Expenses    (1,104)   (1,039)     (845)     (678)     (712)
  Research and Development Costs            (28)      (34)      (29)     (192)     (257)

Income (Loss) From Operations               (43)     (222)     (164)       22       (27)
  Total Other Income (Expense)               31        44       (57)      (57)       52

Income (Loss) Before Taxes                  (12)     (178)     (221)      (35)       25

Income Tax Benefit (Expense)                ---       ---       ---         5       (11)

Net Income (Loss) Before Change in
  Accounting Principles                     ---       ---       ---       (30)      ---

Change in Accounting Principles             ---       ---       ---       184       ---

Net Income (Loss)                        $  (12)   $ (178)   $ (221)   $  154    $   14

Net Income per Pro Forma Common
  Share (2)                              $(0.00)   $(0.03)   $(0.03)   $ 0.02    $ 0.00


                                                    Three Months Ended June 30,
                                                   (Amounts in thousands except
                                                        per share amounts)
                                          -----------------------------------------------
                                                    1995                   1996
                                                    ----                   ----
Revenues                                          $  499                $   166
  Cost of Sales                                      161                     59

Gross Profit                                         338                    107
  General and Administrative Expenses                240                    205
  Research and Development Costs                       2                      1

Income (Loss) From Operations                         96                    (99)
  Total Other Income (Expense)                        (9)                   (15)

Income (Loss) Before Taxes                            87                   (114)

Income Tax Benefit                                     0                     20

Net Income (Loss)                                 $   87                $  (94)

Net Income per Pro Forma Common Share (2)         $ 0.01                $(0.01)

- --------------------------------------------------------------------------------
Balance Sheet Data (1):
- --------------------------------------------------------------------------------

                                                         March 31,
                                               (Amounts in thousands except
                                                    per share amounts)
                                    ------------------------------------------------------
                                       1992        1993       1994       1995       1996
                                       ----        ----       ----       ----       ----
Total Assets                         $   1,666   $  1,528   $  1,292   $  1,650   $  1,498

Total Long-Term Liabilities (3)      $     453   $    385   $    346   $    302   $    661

Total Stockholders' Equity           $     439   $    261   $     40   $    194   $    208


Stockholders' Equity Per Pro Forma   $    0.07   $   0.04   $   0.01   $   0.03   $   0.03
  Common Share (2)

                                                           June 30,
                                                 (Amounts in thousands except
                                                      per share amounts)
                                    ------------------------------------------------------
                                                        1995                          1996
                                                        ----                          ----
Total Assets                                        $  1,736                      $  1,559

Total Long-Term Liabilities                         $    292                      $    651

Total Stockholders' Equity                          $    281                      $    114

Stockholders' Equity Per Pro Forma                  $   0.04                      $   0.02
  Common Share (2)

- --------------------------------------------------------------------------------
(1) The statement of earnings data and the balance sheet data for 1994, 1995 and 1996 were derived from the audited financial statements of TES which are included in their entirety elsewhere in this Prospectus. See "Financial Statements."

(2) Pro forma net income and stockholders' equity per share reflect the number of shares of the Issuer's common stock (including Class B Common Stock) which are issued and outstanding as of the date hereof (6,590,220 shares) for all years rather than the number of shares of TES actually outstanding on the applicable dates and have been rounded to the nearest cent. These figures do not include Common Shares which may be issued upon exercise of the Warrants or the options held by TES employees. See "Capitalization."

(3) The total long-term liabilities amounts exclude the current portion of such obligations.

                                 RISK FACTORS
                                 ------------

     The securities described in this Prospectus involve a high degree of risk. Prior to purchasing, Shares or Warrants investors should consider the following factors inherent in, and affecting the business of, the Issuer and its subsidiary, TES.

     ABSENCE OF PROFITABILITY. For three of the last five fiscal years, TES has had a loss: $221,000 for 1994, $178,000 for 1993 and $12,000 for 1992. In 1996,
it had a small profit of $12,000 and in 1995, although it had a loss of $30,000, it ultimately booked net income of $154,000 due to a change in accounting principles. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Financial Statements." It also had a loss of $93,774 for the first quarter of fiscal year 1997 and has a capital deficiency. This deficiency together with uncertainties relating to the company's ability to obtain additional financing or capital create uncertainty about its ability to continue as a going concern. See "Financial Statements." The Issuer's and TES's ability to achieve profitability depends upon the ability to exploit existing patents and develop new patents. There can be no assurance that TES or the Issuer will achieve profitability in the future.

     CAPITAL REQUIREMENTS. The Issuer and TES need substantial additional funding in the near future to continue as a going concern and to develop and apply the technology inherent in its latest patent for the electronically geared sewing machine and to be able to produce orders it is currently receiving. The Issuer and TES expect to need at least $5,000,000 in the next two years and hope to obtain those funds through license fees received on the new technology and sale of stock of the Issuer. See "Capitalization" and "Financial Statements." There can be no assurance that the Issuer and TES will receive any license fees or will be able to raise such funds. Without the fees or other additional funds, TES may be required to delay development of applications of new technology.

     CONTROL BY HOLDER OF CLASS B COMMON SHARES. The Issuer has two classes of voting stock issued and outstanding: Common Shares and Class B Common Shares. Although each holder of Common Shares and Class B Common Shares is entitled to one vote for each share of stock held, the current holder of Class B Common Shares (William A. Tice) is entitled to elect 75% of the members of the board of directors of the Issuer (presently three members). Holders of Common Shares (together with holders of Class D Common Shares and any voting Preferred Shares) are only entitled to elect 25% of the members of the board of directors (presently two members). (If the number of issued and outstanding Common Shares, Class D Common Shares and voting Preferred Shares is less than 10% of the aggregate number of issued and outstanding Common Shares and Class B Common Shares, all directors will be elected by the holders of all shares voting together.) Thus, the holder of Class B Common Shares will control the board of directors and therefore, the Issuer. Except with respect to matters which require voting by class, shareholders of all classes will vote together on all other matters properly brought before the shareholders. Currently, William A. Tice controls the Issuer and, as sole holder of Class B Common Shares, elects all directors elected by holders of Class B Common Shares. In addition, as majority holder of Common Shares, he can also elect all directors elected by holders of Common Shares and control all other votes. See "Principal and Selling Shareholders" and "Securities."

     LIMITED NUMBER OF CUSTOMERS. Most of TES's business is developing solutions and providing equipment for denim and workwear clothing manufacturers. See "Business." Currently, although it has shipped products to several hundred customers all over the world, 80% of TES's annual revenues come from three principal customers - Levi Strauss & Co., Wrangler, Inc. and A.B. Fab Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The loss of any of these customers without replacement with comparable customers for any reason could materially affect TES's revenues and income. Management hopes that its new products and license fees generated thereby will minimize this risk.

     FIXED PRICE CONTRACTS. TES principally performs under agreements to develop products, or modifications to existing products, to solve particular industry problems or otherwise increase efficiency or lower costs of a manufacturing process. Generally, in pricing a job, TES estimates the time expected to produce the solution and a prototype product. The proposed price is based on estimates provided in-house with suitable margins to accommodate reasonable contingencies. Should development costs exceed the estimated price, TES may be required to complete the project and incur whatever losses result. Even if it incurs losses on the initial contract, it may recoup some or all of the losses by selling the product to other manufacturers or developing other uses or improvements to the product and marketing the modified product. See "Business - Products."

     DEPENDENCE ON SEWN PRODUCTS INDUSTRY. Currently, most of TES's revenues are derived from products and services related to the sewn products industry. Should this industry take a substantial downturn, business opportunities would be limited significantly. However, management does not believe that a substantial downturn is likely in the near future. See "Business."

     COMPETITION. TES is aware of four companies in the United States and two in Europe that perform work similar to TES. In addition, all of the world's leading sewing machine manufacturers (mainly based in Japan) engage in research and development. Several of such manufacturers (some of which are also customers of TES) have tried or are trying to develop machines which are similar or competitive to TES's electronically geared machines. However, management is not aware of the development of any method or machine which is performance competitive to TES's newest machines. These larger competitors have significantly greater resources, financial and otherwise, than TES. See "Business - Competition." TES's ability to compete depends upon its ability to provide cost effective solutions and products to manufacturers. There can be no assurance that TES can continue to compete effectively with these companies.

     CHANGING TECHNOLOGY. Although it has not been so in the past, it is expected that the apparel industry will show more rapid changes in what is state-of-the-art in the future. Any of TES's products could become obsolete at any time due to technological changes and TES may not be able to update its products quickly enough to remain competitive. See "Risk Factors - Research and Development" and "Business - Research and Development." In addition, some of TES's customers have told management that they are delaying purchases in expectation of the development of applications of new technology owned by Tice.

     PATENTS AND PROPRIETARY PROTECTION. TES has applied for and received patent protection on certain of its inventions, including most recently, its electronically geared sewing machine. There can be no assurance that others will not independently develop proprietary information or obtain access to know-how and expertise (patented or otherwise) substantially equivalent to that developed by TES. There also can be no assurance that existing patents held by TES or future patents obtained by TES will be enforceable, that TES's products will not infringe on patents owned by others or that competitors will not develop similar or functionally similar patents. In the event that TES has infringed on any such rights, it could be required to pay damages. In addition, if TES were unable to change the design of such product so that it no longer infringed on any intellectual property rights, it would lose the ability to sell such product as well as the benefits of all previous marketing efforts and name recognition associated with the product. Even if alterations to avoid any intellectual property problems were possible, the product as changed might not be successful in the marketplace. See "Business - Patents."

     GENERAL ENVIRONMENTAL. TES is the owner of the real estate on which its operations are located which is part of a small retail shopping facility, commonly referred to as a strip center, the remainder of which it rents to approximately twelve retail tenants. In addition, TES owns real estate on which it intends to build a new facility. See "Business -Property." Accordingly, TES is an "owner/operator" under applicable state and federal environmental laws. As an operator, TES is potentially responsible for the clean-up of any hazardous or toxic materials that may be improperly located in any of its facilities. The development and manufacturing processes of TES do not generate any significant quantities of hazardous or toxic materials. See "Business - Manufacturing." The officers of TES are not aware of any hazardous materials improperly located at any of TES's facilities.

     RELIANCE ON EXISTING MANAGEMENT. TES's success is dependent upon the capabilities and reputation of its President, William A. Tice, and of its senior management and technical personnel and on their maintaining or enhancing existing relationships with TES's customers. See "Management." The loss of Mr. Tice or senior management or technical staff could have a materially adverse affect on TES's business. In such event, there can be no assurance that TES could attract qualified replacements.

     SHORTAGE OF QUALIFIED EMPLOYEES. As a result of the expansion of the number of business users of computers and the expansion in demand for computer services and custom software programming, there is a short supply of computer professionals. Computers and software figure in the development of and expansion of the applications of the electronically geared sewing machine technology recently patented by TES. The situation is not expected to improve in the near future. Thus, it is possible that TES could have problems finding, keeping and replacing employees. However, defense contractors have laid off many of their computer/engineering employees and this trend is expected to continue thereby creating a pool of employees from which TES has drawn in the past and who would likely have at least some of the expertise needed by TES.

     UNCERTAINTY OF MARKET ACCEPTANCE. TES's success is at least partially dependent on the market's acceptance of the technology involved in the electronically geared sewing machine.

Historically, clothing manufacturing has not had significant technological progression since the invention of the sewing machine. Failure to achieve significant market acceptance will have a material adverse effect on TES's business, financial condition and results of operations.

     WARRANTY AND SUPPORT. TES traditionally has provided a 90-day warranty against defects in materials and workmanship with most of its products. TES plans to continue with this warranty policy. It has been TES's past experience that the warranties have cost it less than 0.5% of gross sales over the past five years. However, this experience could change at any time. In addition, TES anticipates that it will need to implement a support program for the computer software associated with the new technology for the electronically geared machine which is expected to include computer technicians on call 24 hours a day. During the first 24 months, a minimal number of technicians are expected to be needed at an estimated cost of $100,000 per year. The number of technicians needed and costs of the program are expected to increase as more products are sold, but is not expected to exceed 0.5% of gross sales. If TES's estimates of the need for and costs of the support program are significantly lower than the actual costs, TES's profits could be significantly reduced.

     TRADEMARKS. Management of TES does not believe that it is infringing on the trademark of any other entity in the world. TES obtained a certificate of registration of the name "tice(R)" for use in connection with certain components of stitching machines from the U.S. Patent and Trademark Office ("PTO") in 1980. In addition, TES has applied to register the name, "Tice Technology," and the related logo. If TES were prohibited from using the name, it would lose the benefits of name recognition and its previous marketing.

     LACK OF OPERATIONAL HISTORY. The Issuer was incorporated on June 21, 1996 and has not yet engaged in business other than the acquisition of TES as described in this Prospectus. See "Plan of Distribution." It therefore has no earnings record. However, the Issuer's wholly owned subsidiary, TES, has been in business since 1964, first as a sole proprietorship then as a partnership and since 1973 as a corporation. See "Selected Financial Data," "Business History" and "Financial Statements."

     CURRENT PROSPECTUS AND STATE "BLUE SKY" REGISTRATION OR EXEMPTION REQUIRED TO EXERCISE THE WARRANTS. Holders of the Warrants will have the right to exercise the Warrants to purchase Common Shares only if such shares qualify for sale under state securities laws or are exempt from qualification under applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside and there is available a current Prospectus permitting the sale of the Common Shares underlying the Warrants. The Issuer has undertaken and intends to use reasonable efforts to keep current a prospectus which will permit the sale of the Common Shares underlying the Warrants, but there can be no assurance that the Issuer will be able to do so. The Issuer is not required to qualify for sale the Common Shares in any state. The Warrants may lose some of all of their value if a prospectus covering the underlying shares is not kept effective or if the underlying shares are not, or cannot be, qualified in an applicable state. See "Securities."

     LACK OF DIVIDENDS. The Issuer is newly formed and has not paid dividends. It's only significant source of earnings out of which to pay dividends will be dividends it receives from its subsidiary, TES. TES has not historically paid dividends to its shareholders, and has no present plans to institute a policy of declaring dividends. In the foreseeable future, the capital requirements of TES will likely consume all applicable operating profits and other available cash. There is no guarantee that TES, and therefore the Issuer, will pay dividends in the future.

     AUTHORIZATION OF PREFERRED STOCK. The Issuer's Certificate of Incorporation authorizes the issuance of Preferred Shares with designations, rights and preferences as determined from time to time by its Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the dividends, liquidation rights, voting rights or other rights of the holders of Common Shares. The voting rights of any Preferred Shares, however, are limited by the Certificate of Incorporation and cannot exceed the voting rights of any Common Shares. In the event of issuance, Preferred Shares could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Issuer. See "Securities."

     ABSENCE OF TRADING MARKET. There is not an established public trading market for the Shares or the Warrants. There can be no assurance as to the prices at which the Shares or the Warrants will trade or that such prices will not be significantly below the book value per share of the Shares. Until the Shares and the Warrants are fully distributed and an orderly market develops (if at all), the prices at which the Shares or the Warrants trade may fluctuate significantly. Prices for the Shares and the Warrants will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market, investor perception of the Issuer and the industry in which the Issuer participates, and general economic and market conditions.

     SHARES AVAILABLE FOR RESALE. Approximately 67% of the issued and outstanding Common Shares of the Issuer (all shares except the Common Shares described in this Prospectus) are "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act of 1933 (the "1933 Act"). (Class B Common Shares may be converted to Common Shares.) Sales of securities by affiliates of the Issuer may also be subject to Rule 144 resale limitations. Currently, all of the restricted securities are held by William A. Tice. See "Principal and Selling Shareholders." In general, under Rule 144, if adequate public information is available with respect to the Issuer, beginning 90 days after the date of this Prospectus a person who has satisfied a two year holding period may sell, within any three month period, a number of shares which does not exceed the greater of 1% of the then outstanding shares of the class of securities in question or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the issuer. Sales of restricted securities by a person who is not an affiliate of the issuer (as defined in the 1933 Act) and who has satisfied a three year holding period may be made without regard to volume limitations, manner of sale, notice or other requirements of Rule 144. The Issuer is unable to predict the effect that sales made pursuant to Rule 144 or other exemptions under the 1933 Act may have on the prevailing market price of the registered Common Shares, or when such sales may begin under the holding period requirements of Rule 144.

                             PLAN OF DISTRIBUTION
                             --------------------

     The Issuer issued 300,000 Common Shares and 1,000,000 Common Stock Purchase Warrants to Monogenesis, a closed-end registered investment company. Monogenesis distributed Shares and Warrants to its shareholders as of the date of this Prospectus at a rate of 125 Common Shares and 400 Warrants for each share of stock of Monogenesis held on _______________, 1996. Monogenesis purchased the Shares and Warrants at a price of $0.01 each which is the par value of the Common Shares. In addition, Monogenesis agreed to distribute Shares and Warrants to its approximately 1,200 primarily institutional shareholders at the rate described above. The price was determined by Monogenesis and TES. Monogenesis will retain the Shares and Warrants not distributed and will own less than 1% of the outstanding Common Shares of the Issuer after the Distribution. The Issuer and TES have agreed to pay the expense of registering the Shares and Warrants issued to Monogenesis which expenses include legal, accounting, consulting, transfer agent and filing fees. Through the distribution of the Shares and Warrants by Monogenesis (and the sale of Shares by the Selling Shareholders and the note holders from time to time), the Issuer hopes to create a public trading market in its Common Shares to facilitate access to public markets and equity capital and future acquisitions and to provide liquidity for employee stock incentive programs and existing shareholders. See "Risk Factors - Absence of Trading Market."

     Since Monogenesis is purchasing Shares and Warrants with the intent to distribute, it is a statutory underwriter under the 1933 Act. Monogenesis is not a broker-dealer and has not participated in any traditional underwritings. It is registered as a closed-end investment company under the Investment Company Act of 1940 and was formed to provide a mechanism for companies to become reporting companies under the 1934 Act in transactions similar to the Distribution. Monogenesis completed one such distribution in 1992. TES and Mr. Tice have agreed to indemnify Monogenesis against any liability arising out of any representation, warranty or covenant made by TES or Mr. Tice in the agreement with Monogenesis.

     Shareholders of Monogenesis that receive Shares and Warrants will receive such securities as a dividend. No holder of Monogenesis stock will be required to pay any cash or other consideration for the Shares or the Warrants received in the Distribution or surrender or exchange Monogenesis stock in order to receive Shares or Warrants. Holders of the Warrants will be required to pay the exercise price to exercise the Warrants. See "Securities."

     Shareholders, including the recipients of Common Shares distributed by Monogenesis, will be able to sell their Shares and Warrants which are registered, at any time, although the sale of securities by affiliates is limited under Rule 144. It is expected that, at such time as registered Shares or Warrants are sold, such securities will be sold through the selling efforts of brokers or dealers. There is no agreement with any specific brokers or dealers relating to the Shares or the Warrants nor has any plan of distribution or sale of the Shares or Warrants been developed, other than the dividend distribution to Monogenesis shareholders and the debt conversion described above.

     The Shares and Warrants held by Selling Shareholders and registered hereunder may be disposed of from time to time by the Selling Shareholders, or by permitted transferees, in one or more of the following: (i) to purchasers directly; (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or permitted transferees or from the purchasers of the securities for whom they may act as agent; (iv) by the pledge of the Shares or Warrants as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, effect distribution of the Shares or Warrants or interests therein; (v) to purchasers by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (vi) in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate a transaction; and
(vii) through an exchange distribution in accordance with the rules of the exchange or in transactions in the over-the-counter market. Such sales may be made at then prevailing prices and terms which may be related to the then current market price or at negotiated prices and terms. In effecting sales brokers or dealers may arrange for other brokers or dealers to participate.

     The Selling Shareholders or their successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares and Warrants held by the Selling Shareholders, may be deemed to be "underwriters" within the meaning of the 1933 Act, and any profit on the sale of securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the 1933 Act. The Issuer and TES will pay all expenses incident to the registration of the Selling Shareholders' Shares and Warrants other than underwriting discounts or commissions, brokerage fees and the fees and expenses of counsel to the Selling Shareholders, if any. The Issuer will not receive any proceeds from the sale of Shares or Warrants by the Selling Shareholders. In the event of a material change in the plan of distribution disclosed in this Prospectus, the Selling Shareholders will not be able to effect transactions in the Shares and Warrants pursuant to this Prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the Commission.

     Prior to or on the effective date of the registration statement, the Issuer will file a registration statement under the 1934 Act registering the Shares and the Warrants thereunder. Such filing together with the filing of the registration statement under the 1933 Act will subject the Issuer to the reporting requirements of the 1934 Act and the Issuer will be a public company. The Issuer intends to apply for a listing of the Shares and the Warrants on a national exchange which reports transactions on a real time basis; however, there can be no assurance that the Shares and the Warrants will be so listed.

                                USE OF PROCEEDS
                                ---------------

     TES borrowed $270,000 from six persons in July and August of 1996. The debt was evidenced by promissory notes bearing interest at 10% per annum with a maturity date of September

1, 1996. The proceeds of the notes were used as working capital. The Issuer is offering the holders of the notes up to 90,000 Common Shares in exchange for such debt at $3.00 per share.

     The minimal proceeds derived from the sale of the Shares and Warrants to Monogenesis and any proceeds derived upon the exercise of any Warrants or options held by TES employees will be used as working capital. The Issuer will not receive any proceeds from the sale of Shares or Warrants by the Selling Shareholders. See "Plan of Distribution."

                                 CAPITALIZATION
                                 --------------

     The capitalization of TES (prior to its acquisition by the Issuer) and the pro forma capitalization of the Issuer (giving effect to the acquisition of TES) as of June 30, 1996 are as follows:

================================================================================
Capitalization of TES Prior to Acquisition:
================================================================================

     Stockholders' Equity:

          Common stock
               no par value; 2,000 shares authorized;
               750 shares issued and outstanding                $  8,634

     Retained Earnings                                           105,831
                                                                --------

          Total Stockholders' Equity                            $114,465
                                                                ========

================================================================================
Pro Forma Capitalization of the Issuer Assuming Acquisition of TES and Conversion of TES Debt:
================================================================================


     Stockholders' Equity

          Common Shares
               par value - $0.01 per share;
               30,000,000 authorized
               5,840,220 shares issued and outstanding(1)       $ 58,402

          Class B Common Shares
               par value - $0.01 per share;
               5,000,000 shares authorized;
               750,000 shares issued and outstanding               7,500


          Class D Common Shares
               par value - $0.01 per share;
               600,000 shares authorized;
               no shares issued and outstanding                      -0-
                                                                --------

          Total Common Shares                                   $ 65,902

          Preferred Shares
               par value - $0.01 per share;
               10,000,000 shares authorized;
               no shares issued and outstanding                      -0-

     Paid-in Surplus (2)                                         217,098
     Retained Earnings                                           105,831
                                                                --------

          Total Stockholders' Equity                            $388,831
                                                                ========

- -------------------------------------------------------------------------------
(1) In addition to the Common Shares of the Issuer held by the former shareholder of TES, the issued and outstanding Common Shares of the Issuer include the 300,000 Common Shares issued to Monogenesis for $3,000, the 238,470 Common Shares issued to JWSI upon conversion of warrants issued by TES and the 90,000 which may be issued upon conversion of TES debt. This number does not include the 1,054,750 Common Shares which may be issued upon the exercise of the Warrants or the options held by TES employees. See "Securities."

(2) The calculation of paid-in surplus assumes that all of the debt which may be converted to Common Shares at $3.00 per share is converted increasing capital by $270,000 and includes the $0.01 per Common Share and Warrant paid by Monogenesis.

     TES has two loans from Home Federal Bank. One loan in the principal amount of $700,000 with a maturity date of May 6, 2006 is payable in 119 monthly payments of $9,112.13, adjusted as described below, with the final payment in the amount of the remaining unpaid balance and accrued interest. The interest rate is fixed at 9.5% per annum through May 6, 1999. On May 6, 1999 and on the anniversary date thereafter, the interest rate will be adjusted to the one year Treasury Bill Index Rate plus 3.5%. Payment amounts will be adjusted at the same time as the interest rate. The proceeds of the loan were used to refinance existing loans. See "Financial Statements." The other loan is in the principal amount of $100,000 with a maturity date of August 31, 1996. Interest only is payable monthly beginning on May 31, 1996. The interest rate is a variable rate equal to 2% over the lender's Base or Reference Rate. The initial rate is 10.25%. The proceeds were used for working capital.

     The Home Federal Bank loans are secured by: (i) a first mortgage Deed of Trust on real estate owned by TES known as Tice Plaza Shopping Center; (ii) the accounts receivable, inventory, fixtures and equipment owned by TES; (iii) an assignment of a life insurance policy on Mr. Tice's life; (iv) a second mortgage Deed of Trust on Mr. Tice's residence; and (v) Mr. Tice's personal guarantee. Under the commitment letter, TES is required to maintain a debt service coverage ratio of no less than 1.1:1.0 and a maximum debt to net worth ratio of 4:1 for the year ending March 31, 1997 and a debt to net worth ratio of 3:1 thereafter. As of March 31, 1996, TES had a debt service ratio of 1.55:1 and a debt to net worth ratio of 6.2:1. The Deed of Trust also restricts transfer of any interest in TES without the prior written approval of the lender. The lender approved the transfer of the shares by which the Issuer became the sole shareholder of TES.

     TES has a revolving credit in the amount of $225,000 from SunTrust Bank, East Tennessee, N.A. with a maturity date of August 31, 1996. Accrued interest is payable on the first day of each month. The interest rate is the lender's Base Rate plus 1% which is currently 8.25%. As of July 18, 1996, TES had drawn the entire amount of the line of credit. The line of credit is secured by a Deed of Trust on Lot #4 on Tice Lane which is the undeveloped real estate on which TES intends to build its new facility.

     TES also has borrowed funds from Mr. Tice. As of July 31, 1996, the principal balance owed him was $89,209.04 All of the debt bears interest at the rate of 10% per annum and is subordinate to other debts of TES unless written notice is otherwise given. Accrued interest from March 31, 1996 to June 30, 1996 was paid by issuance of a new promissory note. Payments totaling $39,906.82 have been made to Mr. Tice on these notes in fiscal year 1997. The outstanding promissory notes are due and payable as follows: $68,256.48 on September 26, 1996, $9,000 on September 27, 1996, $5,952.56 on September 29, 1996, $1,000 on
October 17, 1996, $3,000 on October 23, 1996 and $2,000 on October 28, 1996.

                                   BUSINESS
                                   --------

GENERAL
- -------

     The Issuer was formed as a holding company for TES on June 21, 1996 in connection with the registration of the Shares and Warrants and for the purpose of facilitating acquisitions at some point in the future. The Issuer received all of the issued and outstanding shares of stock of TES from Mr. Tice in exchange for 5,211,750 Common Shares and 750,000 Class B Common Shares. The number of shares exchanged was determined by TES and Monogenesis taking into consideration the proposed public float and ownership interests. All of the Issuer's current business operations are conducted through TES.

     TES performs original research engineering design, prototype development and testing for its garment production line stitching machines and related equipment. During manufacture and assembly, the arrangement of component parts of a tice(R) product are configured to meet the purchaser's special production line application requirements. Accordingly, most of TES's products are made-to-order pursuant to contractual arrangements with purchasers. See "Business - Products." Generally, a potential customer outlines a need or problem relating to their manufacturing process, TES reviews the need and estimates the cost to provide the product or solution. See "Risk Factors -

Fixed Price Contracts." Often then TES applies the technology developed pursuant to a contract to other applications or sells the product developed to other parties. See "Business - Products." TES also manufactures replacement parts for its products and a few minor attachments and provides consulting services at hourly rates.

PRODUCTS
- --------

     TES sells various products mainly to the sewn products industry. Many of its products are covered by patents which generally provide protection for seventeen years from date of issue. TES's basic products include:

     1) Twin Needle Belt-Loop Sewing Machines -- This machine takes pre-sewn belt loop material which is in lengths of 50 to 150 feet. The machine feeds the belt loop out to the proper length, cuts the belt loop and folds both ends under by way of turning pins. Next, the operator activation presents the pre-cut, pre-folded belt loop to the pants waistband whereupon two air-operated presser feet descend upon the folded belt loop ends, the turning pins retract and both ends of the belt loop are sewn on simultaneously. The presser feet return to the up position, the operator moves the garment and the process is repeated. This product is covered by TES's patent #5,458,075 which was issued on October 17, 1995.

     2) Ergonomic Stands -- These stands are either pneumatically or electronically activated by the operator who can move the table top up and down, stopping at any desired height, thus helping production and physical approach to the machine/stand combination. These stands are covered by TES's patent #5,313,892 which was issued on May 24, 1994.

     3) Single Needle Belt-Loop Machines -- This machine takes pre-sewn belt loop material which is in lengths of 50 to 150 feet. The machine feeds the belt loop out to the proper length, cuts the belt loop and folds both ends under by way of turning pins. Next, the operator activation presents the pre-cut, pre-folded belt loop to the pants waistband whereupon two air-operated presser feet descend upon the folded belt loop ends, the turning pins then retract, one end of the belt loop is sewn, the unit indexes and the opposite end of the belt loop is sewn. The presser feet return to the up position, the operator moves the garment and the process is repeated. All patents, if any, on this product have expired.

     4) Button Hole Indexers -- This unit uses a conventional single head buttonhole machine. The operator places a shirt panel with the placard already formed at the beginning position on the buttonhole indexer moving plate and engages the starting button. The first buttonhole is sewn, upon completion the shirt panel is indexed the proper distance where the second buttonhole is sewn, it is once again indexed and this process continues through six, seven or eight buttonholes. The panel is then removed and the operator starts the process again. All patents, if any, on this product have expired.

     5) Takeaway Mechanisms -- These mechanisms are built to customer specifications and are used for the purpose of moving parts or full garments from one point to another. This product is covered under TES's patent #5,303,910 which was issued on April 19, 1994.

     6) Indexing Stackers -- Indexing stackers incorporate the patented take-away and pick-up device described in patent #5,303,910 where as the pick-up / take-away mechanism moves the particular part to a predetermined position where it is placed, the stacker then moves so that the next part picked up by the take-away is placed in a different stack, the indexer then returns to the original position to await receipt of the next part. The sequence is then repeated.

     7) Label Loader Folders -- The label loader folders feeds a label from a hopper to a folding mechanism that folds the label, if required. It presents the label to the sewing machine which is then activated, the label is sewn on the garment. The label loader repeats the process. This product is covered by TES's patents #4,677,923 and #4,979,934 which were issued on July 7, 1987 and December 25, 1990 respectively.

     8) Automatic "J" Tackers -- The term automatic "J" tacker is a generic term for a machine designed to make one tack then shift and place a second tack automatically. These tacks are normally placed in positions on garments that require additional reinforcement to add strength. Patents on this product, if any, have expired.

     9) Belt-Loop Winders -- During the process of manufacturing a belt loop in lengths of 50 to 150 feet, the belt loop winder winds the belt loop up on a reel (very similar in appearance to a movie reel that film is wound on). These reels are then taken to a belt loop machine where the belt loop material is then pulled off these reels by the belt loop sewing machine. No patents exist on this product.

     10) Needle Positioners -- Needle positioners are air operated units that are retrofitted to existing conventional sewing machines. This unit when activated positions the needle up and out of the sewn work. This process was traditionally done by the operator turning the pulley hand wheel. This product is covered under TES's patents #4,271,775 and #4,270,474 which were issued on June 9, 1981 and June 2, 1981 respectively.

     11) Pocket Creasers -- The pocket creaser takes the pre-formed and cut pocket material and first folds it, then creases it by means of heat so that the operator can sew the pocket in a closed fashion into the garment or, in the case of a back pocket, onto the outside of the garment. No patents exist on this product.

     12) Pneumatic Circuit Boards -- This technology was discovered in the mid-1970's at which time TES was only one of two companies (that TES is aware of) who were capable of manufacturing multi-level pneumatic circuit boards. Basically, the circuit boards are multi-layered acrylic sheets that are grooved and ported to facilitate the flow of air to specific ports in a valve configuration. This technology to air is similar to an electronic printed circuit board and greatly enhances the capability of pneumatic operations. No patents exist on this technology although the circuit boards created were copyrighted from 1976 to 1986 at which time the use was greatly reduced as TES converted to electronics.

     13) Air Operated Clamp Lifts -- The function of the air operated clamp lift is to semi-automate tacker sewing machines. The clamp lift controls the raising and lowering of the presser foot and the engaging of the sewing machine into the sew cycle. TES's patents on this product have expired.

     14) Electronic Gearing Components for Sewing Machines -- The technology referred to as electronic gearing is the ability to coordinate to within one-eighth of one degree the accuracy between the needle and the bobbin hook assembly of a sewing machine. This technology is covered by TES's patent #5,458,075 which was issued on October 17, 1995.

     Of TES's revenue, 95% is derived from the design and manufacture of TES's basic product line described above. The remaining 5% comes from rents received from real property owned by TES and some consulting fees. See "Business - Property." The consulting fees are very minor as independent revenues; traditionally these fees are encompassed in the design and manufacture of TES's products for a particular customer.

RESEARCH AND DEVELOPMENT
- ------------------------

     TES primarily performs research and develops solutions to production or ergonomic problems of its customers which are primarily sewing manufacturers. It also produces and markets products or technology developed for a particular customer to other customers or modifies such products and markets them for different applications. When a sewing manufacturer or other customer comes to TES with a problem, TES will generally consult, build and then manufacture a piece of equipment designed to eliminate or lessen production or ergonomic problems or enhance production capabilities. Once the piece of equipment has been designed and produced as required by the customer, TES generally retains rights to the design and will then offer the equipment and technology to the industry as a whole. In many cases, TES obtains a patent on the process to protect its rights. See "Risk Factors - Patents and Proprietary Protection."

     At the present time, TES is in the process of designing and building the following equipment:

     . A custom designed pickup and delivery system for a bedding manufacturer.

     . An apparatus to automatically inflate soccer balls for a sporting goods manufacturer.

     . A special system to rotate heating dryers for silk screen printing for the same sporting goods manufacturer.

     . A unit to cut belt loop and other like materials to obtain a point cut on both ends.

TES is also in the process of designing the following equipment which uses TES's newly patented electronically gearing technology:

     .  A multi-head button hole machine.

     .  A multi-head button sewing machine.

     .  A felling machine.

     .  A single needle plain sewer.

     With respect to the felling machine, TES entered into a Joint Development Agreement with a denim clothing manufacturer to develop a felling machine suitable for inseaming jeans using the TES computer controlled sewing mechanism. Under the agreement, TES retains ownership of the technology, but granted the manufacturer a nonexclusive, paid-up license to the jointly developed technology. The manufacturer paid TES a fee of $300,000 to develop the technology. In return, in addition to the license, it has the exclusive right after production of the first sewing machine to purchase the resulting sewing machines so long as it purchases a minimum of the lesser of TES's entire production or 249 machines during each year. The cost of each machine is as agreed to, but in no event in excess of $20,000 per machine. With respect to machines sold to any other person, the manufacturer is entitled to receive a royalty of 4% of the gross selling price until such time as it has received an amount equal to the amount paid by it to develop the product plus interest at a rate of 10% per annum. TES currently has a first generation prototype of the felling machine in operation.

     TES also has entered into a non-binding letter of agreement with Brother Industries, Ltd. of Nagoya, Japan relating to a license of the technology to be used with the electronically geared sewing machines which sets out certain terms relating to a potential license. This license would also be nonexclusive.

MARKET
- ------

     TES's customers are primarily, but not exclusively, apparel manufacturers. In addition to providing products used in apparel manufacturing, TES has built special equipment for Ford Motor Company, Lockheed Aerospace, Camel Tent and Awning, and California Sail and Rigging as well as a number of furniture manufacturers and medical supply companies.

     TES currently markets primarily to the apparel industry. It sells its products and services directly to end users as well as by means of a dealer network of approximately 125 dealers worldwide. In addition, TES advertises monthly in one or more of the apparel industry's international trade magazines. TES also regularly attends apparel industry trade shows as an exhibitor to display its equipment and technology. TES exhibited at a trade show in Japan in May 1996 and plans to exhibit at the Bobbin Show in Atlanta in October 1996 and the IMB Show in Cologne, Germany in May 1997.

BACKLOG
- -------

     TES estimates that its backlog orders believed to be firm as of March 31, 1996 and 1995 were $780,000 and $612,000 respectively. TES estimates that 98% of its backlog on March 31, 1996 will be completed during the fiscal year which will end on March 31, 1997.

COMPETITION
- -----------

     Management believes that all of the large Japanese and most of the other manufacturers of equipment for the apparel industry maintain research and development departments which perform research along the same lines as TES. All of these companies are much larger than TES and have much larger research and development facilities. See "Risk Factors -Competition." In addition, management estimates that there are four companies of approximately the same size as TES that provide similar services and products. TES's management is also aware of two companies in Europe which perform similar services, but does not know the size of the companies. Like TES, most of these competitors perform research and development at a customer's request. TES has found that its competitors have designed products similar to TES's Single Needle Belt Loop Machine, Ergonomic Stands and Pocket Creasers to which extent there is direct competition with these TES products.

MANUFACTURING
- -------------

     TES generally manufactures all prototype products which it develops pursuant to service agreements and manufactures the already developed products it offers. It also sometimes manufactures the final products under such contracts for the customer. TES's facility has the machining capabilities of sawing, milling, welding, brazing, sanding, surface grinding, drilling, tapping, threading, turning (lathe), riveting, bending, heat treating, anodizing and painting. TES maintains an assembly department which consists of eight assembly stations, each with an assortment of hand tools, electronic and air-driven power tools, vises, air supply and electronic requirements. In addition, the assembly department has two stations designated for the assembly of electronic circuit boards and components. During manufacture and assembly and prior to shipment, each product manufactured by TES goes through a series of quality checks.

     TES maintains an in-house inventory of all parts it manufactures and approximately 80% of the components supplied by outside vendors. Approximately 25% of components of TES products are vendor supplied. TES generally uses components supplied by a number of different sources and is therefore not predominantly dependant on one supplier of any component of any of its products. In addition, with the exception of a few items such as P.L.C.'s, PC computers, electric motors and electric switches (which are available from numerous suppliers), TES has the capability of manufacturing the components used in its products. Raw materials are also available from many suppliers.

PROPERTY
- --------

     TES currently owns a small retail shopping facility (commonly known as a strip center) in Knoxville, Tennessee. The land and building are valued at $755,000 on TES's balance sheet; however, the most recent appraisal (1996) values the land and building at $1,200,000. TES uses approximately 20,000 square feet of the total 33,000 square feet available at the strip center for its operations. Of that space, the manufacturing area consists of 18,000 square feet , 2,000 square feet of which constitute research and development operations. The remaining 2,000 square feet houses the administrative offices. Management expects the current facility to meet its space needs until August 1997. TES also owns approximately 5.71 acres of undeveloped land approximately one quarter mile from the existing facility. To meet anticipated growth needs, TES plans to build a 55,000 square foot building consisting of 40,000 square feet for manufacturing and assembly and 15,000 for research and development and administrative offices on the land. TES has architectural drawings of the proposed facility and, assuming sufficient capital is available, expects the facility to be complete by September 1997. See "Risk Factors - Capital Requirements."

     Approximately twelve different retail tenants rent the remainder of the strip center which had an occupancy rate of 95% as of July 1, 1996. TES uses any vacant space as temporary warehouse facilities. The strip center is currently listed for sale with a commercial real estate broker. If the property is not sold by the time TES's new facility is completed, the approximately 20,000 square feet currently occupied by TES will be made available for lease.

     TES's machinery and equipment consists of saws, mills, welding and brazing equipment, sanders, surface grinders, drill presses, tapping and threading machines, lathes, riveting and binding equipment, heat treating ovens, anodizing and painting equipment, hand tools, electronic and air-driven power tools, vises, air compressors and electronic testing equipment. TES's machinery and equipment is valued at $560,000 on TES's balance sheet. Management believes replacement costs would be closer to $1,000,000.

EMPLOYEES
- ---------

     TES is a non-union shop with eighteen hourly employees. It also has eight salaried employees. TES employees are machinists, welding specialists, electronic specialists, assembly personnel, shipping and inventory personnel, clerical workers, electronic and mechanical engineers and sales and service personnel. Approximately 70% of TES's employees have been employees of TES for at least ten years.

HISTORY
- -------

     TES was founded by Richard E. Tice (William Tice's father) in 1964 as a contract designer and manufacturer of specialized, pneumatically operated garment sewing equipment. Richard Tice had entered the garment making industry in 1916 as a 13 year old apparel factory worker and worked through the years as a sewing machine mechanic and equipment innovator, obtaining his first patent in 1950. William A. Tice began working in his father's firm in the 1960's when he was a teenager. Upon his father's retirement in 1972, William Tice purchased the business and in 1973 incorporated as Tice Engineering and Sales, Inc. William Tice obtained his first patent in 1975.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------

     The following is management's discussion and analysis of (i) TES's financial condition and results of operations for the three month periods ended June 30, 1996 and 1995 and the years ended March 31, 1996, 1995 and 1994; and
(ii) TES's financial condition as of March 31, 1996 compared with the fiscal year ended March 31, 1995.

ANALYSIS OF OPERATIONS
- ----------------------

Three Months Ended June 30, 1996 Compared to Three Months Ended June 30, 1995.
- ------------------------------------------------------------------------

     Net sales revenue for the first three months of fiscal year 1996 was $499,089 compared with $166,065 for the first three months of fiscal year 1997. The first three months of 1996 included $100,000 received from a contract with a denim clothing manufacturer as well as $204,600 in sales of Label Loader/Folders whereas the first three months sales of 1997 contained no comparable contract or shipment. Equipment such as the Label Loader/Folders are sometimes ordered by an apparel manufacturer in large quantities in one quarter to replace or update their existing equipment within their budget period and such sales can easily affect the total sales dollars of one period versus another. In addition, management believes that the decrease in sales for the first quarter of fiscal 1997 as compared to the period of the previous year was due to the adverse effect of the development of the new technology on sales of existing products. Some of TES's customers have indicated that they are holding orders for traditional equipment anticipating a conversion to the new technology.

     Cost of sales for the three months ended June 30, 1995 amounted to $161,092 compared to $59,285 for the three months ended June 30, 1996. This represents a reduction in cost of sales of $101,807. The contract with the denim clothing manufacturer which contributed $100,000 in gross revenues in the first three months of fiscal 1996 with little cost involved as well as the reduction in the sales of Label Loader/Folders in the first three months of fiscal 1997 contributed to the reduction of the gross margin by $231,217 in comparing the first quarter of fiscal year 1996 with the same period in fiscal year 1997.

     Operating expenses (selling, general and administrative expenses) decreased from $242,218 for the first three months of fiscal 1996 to $205,884 for the first three months of fiscal 1997. The decrease was largely due to airplane and related travel expenses decreasing from $48,996 in the first quarter of fiscal 1996 to $23,181 in the first quarter of fiscal 1997 which resulted from the sale of an aircraft in fiscal year ending March 31, 1996.

     Other Expenses Net increased from a net other expense of $8,874 for the first three months of fiscal year end 1996 to a net other expense of $15,255 for the first three months of fiscal year end 1997. The increase in other expense was directly related to the interest expense on additional financing activities for the first three months of fiscal 1997.

     TES had a net income of $86,905 in the first three months of fiscal 1996 compared with a net loss before provision for income taxes of $114,359 in the first three months of fiscal 1997. The major factor in the net income for the first quarter of fiscal 1996 was the contract with the denim clothing manufacturer as well as the large demand for Label Loader/Folders which was not repeated in the first quarter of fiscal 1997. The net loss in the first quarter of 1997 has resulted in an income tax benefit for that quarter of $20,585 thereby reducing the first quarter net loss to $93,774.

Year ended March 31, 1996 Compared with Years Ended March 31, 1995 and 1994
- ---------------------------------------------------------------------------

     Net sales revenue for 1996 was $1,392,558 compared to $1,389,854 for 1995, and $1,308,708 for 1994. Gross profit was $941,621 for 1996 as compared to $891,854 for the prior year. Gross profit margin went from 54.22% in 1994 to 64.18% in 1995 to 67.62% in 1996. The major factor in the increase in gross profit margin was the contract with the denim clothing manufacturer which contributed $150,000 in gross revenues in both 1995 and 1996 with little cost involved.

     Cost of sales have decreased in each succeeding year since 1994. Cost of sales amounted to $599,184 in 1994, $498,000 in 1995 and $450,937 in 1996. The
primary reason for this improvement was due to revenue generated from the contract with the denim clothing manufacturer discussed above.

     Operating expenses (selling, general and administrative) decreased from $873,501 in 1994 to $869,660 in 1995 then increased to $968,760 in 1996. The increase in 1996 expenses was largely due to additional airplane and related travel expenses increasing from $47,242 in 1995 to $71,728 in 1996 as well as the legal and accounting expenses increasing from $8,448 in 1995 to $42,076 in 1996. These increases were associated with registering and documenting potential licenses of TES's patented new technology as well as expenses in preparing for the public offering. Payroll and benefit costs went from $577,758 in 1994 to $533,894 in 1995 then increased to $556,614 in 1996. In 1995 TES recognized an income item of $184,715 due to the cumulative effect to March 31, 1994 of application of statement of financial accounting standard #109 Accounting for Income Taxes. In 1996 TES sold an aircraft which resulted in a gain of $105,593.

     In 1994 TES had a net loss of $221,082 as compared with the net loss before change in accounting principal as discussed above of $30,322 for the year ended 1995, and in 1996 a net income of $14,299. The main reason for the profit was due to the increase in gross margin. TES has Federal and State tax loss carry-forwards of $407,410 and $481,356 respectively, which have an estimated value to the company of $138,765.

PAYROLL AND BENEFIT COSTS
- -------------------------

     Payroll and benefit costs were $124,339 for the first quarter of fiscal 1996 representing 25% of sales compared to $117,231 and 71% of sales in the first quarter of fiscal 1997. The reduction in payroll and benefit cost for the first quarter 1997 as compared to 1996 was largely due to the retirement of Daisy Tice as Vice President of TES in August 1995.

     Payroll and benefit costs were $577,758 in 1994 as compared with $533,894 in 1995 and $556,614 in 1996. Payroll and benefit cost in 1996 represent 40% of sales; this compares with 38.41% of sales in 1995 and 44.15% of sales in 1994.

FUTURE OPERATIONS
- -----------------

     Assuming that sufficient capital can be raised, TES plans to build a new facility on undeveloped property it owns. The new facility will allow for continued growth in personnel and product development. TES plans to continue to expand the capabilities and applications of the electronic gearing technology and research other industries to which the technology may be applicable. TES also plans to increase its marketing efforts internationally through licenses of the technology and through direct marketing.

LIQUIDITY AND CAPITAL RESOURCES
- -------------------------------

     At March 31, 1995 the ratio of current assets to current liabilities was
0.61 to 1 compared with 1.13 to 1 at March 31, 1996. The major reason of the change was the restructuring of the notes payable from short term to long term debt. Quick liquidity (current assets less inventories to current liabilities) was 0.39 to 1 at March 31, 1996 and 0.24 to 1 at March 31, 1995. The current ratio and quick ratio both improved due to the restructuring of current debt. The monthly average collection period was 36 days in 1995 and 41 days in 1996.

     In the year ended March 31, 1995, cash provided by operating activities was ($174,723) compared to 1996 at ($71,284). Cash used by investing activities in 1995 was $4,957 and in 1996 cash provided by investing activities was $311,830. The sale of the aircraft generating $350,000 was the cause for this change. Cash provided from financing activities in 1995 was $202,307 and cash usage from financing activities in 1996 was $283,292.

     The ratio of debt to total capitalization was 0.16 to 1 at March 31, 1996 and 0.13 to 1 at March 31, 1995. Total expenditures for fixed assets consisted mainly of improvements to the buildings of $27,835 and $9,422 for new equipment.

     All of TES's real estate, equipment, inventory and receivables are pledged to lenders as collateral for loans. The loan documents require TES to maintain certain financial ratios and limit or prohibit TES from merging or consolidating with another corporation and selling all or substantially all of its assets. See "Capitalization." The bank consented to the transfer of the TES shares to the Issuer.

     As of March 31, 1996, TES was in compliance with the financial ratio requirements of its loan documents to the extent applicable. To date, TES's indebtedness has been personally guaranteed by TES's sole shareholder.

                               LEGAL PROCEEDINGS
                               -----------------

     There are no material legal proceedings currently pending against TES or the Issuer.

                                  MANAGEMENT
                                  ----------

OFFICERS AND DIRECTORS OF THE ISSUER AND TES
- --------------------------------------------

NAME                  POSITION WITH THE ISSUER (1)         POSITION WITH TES
- ----                  ----------------------------         -----------------
William A. Tice       President, Chairman of the         President, Chairman of
                      Board, Director                    the Board, Director

Karen Ann Walton      Vice President, Secretary/         Vice President,
                      Treasurer, Director                Secretary/Treasurer,
                                                         Director

Sarah Y. Sheppeard    Director                           Director

M. Wayne Colvin       Director                           Director

Billie Joe Clayton    Director                           Director
- -----------------------------------------------------------------------------------

(1)  All persons listed were appointed to such positions in 1996.

     Officers serve at the discretion of the Board of Directors. Directors hold office until the next annual meeting of shareholders and until their successors have been elected and accept office. Directors receive directors' fees of $300 per year.

     William A. Tice, age 52, has been President, Chairman of the Board and a director of TES since 1972 when he purchased the business from his father. Mr. Tice received an associate degree in Accounting and Business Administration from Knoxville Business College in 1974

     Karen Ann Walton, age 36, has been Secretary and a director of TES since 1983, Treasurer from December 1983 to June 1986 and since July 1996 and an employee since 1978. She became

General Manager and a Vice President in 1988. From June 1992 to March 1993, she also worked for Kimberly-Clark Corp assisting in relocating their accounts receivable department from Neenah, Wisconsin to Knoxville. Ms. Walton is a Licensed Public Accountant and received Associates Degrees in Accounting and Computer Programming from Draughon's Junior College in Knoxville, Tennessee in 1986.

     Sarah Y. Sheppeard, age 41, has been a director of TES since 1995. She is currently a partner with the Knoxville law firm of Sheppeard & Swanson and has held such position since April 1994. Prior to forming her current firm, she was a partner with the Knoxville law firm of Sheppeard and Susano from 1989 to 1994. Prior to that, she was a sole practitioner since leaving Lockridge & Becker, P.C. in 1985. She received her J.D. from the University of Tennessee College of Law in 1979 and a B.S. also from the University of Tennessee in 1976.

     M. Wayne Colvin, age 59, recently became a director of TES and the Issuer. Mr. Colvin is currently the President and an owner of Col-Byn Enterprises, Inc. which has provided consulting services and acted as a manufacturer's representative in the sewn products industry since 1992. Prior to that from 1964 to 1992, Mr. Colvin worked for Levi Strauss & Co. and held various positions including plant engineering area engineer, Director of Engineering and Vice President of Manufacturing, Menswear Division. Prior to working for Levi Strauss, he was engineering and plant manager for Blue Bell, Inc. (Wrangler) in Greensboro, North Carolina.

     Billie Joe Clayton, age 60, recently became a director of TES and the Issuer. Mr. Clayton is currently the chief executive officer of Clayton Motors, Inc. and affiliated companies and has held such position since 1961. He is also a director and Vice Chairman of the Board of Clayton Homes, Inc. since 1985. He is a Regional Director for First Tennessee Bank.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the President (the Chief Executive Officer) for the fiscal years ending March 31, 1996, 1995 and 1994. The Issuer has not paid any compensation.

                          Summary Compensation Table

                                                 Annual Compensation
                                                 -------------------
          Name and                                             Other Annual
     Principal Position        Year  Salary ($)  Bonus ($)  Compensation ($)(1)
     ------------------        ----  ----------  ---------  -------------------
William A. Tice, President,    1996     75,000      -0-           29,600
  Chief Executive Officer      1995     68,500      -0-           17,218
                               1994    100,000      -0-           12,978
- -------------------------------------------------------------------------------

(1) Other annual compensation mostly consisting of life insurance premiums on split dollar and regular insurance, but also includes health insurance premiums. TES provides Mr. Tice with the use of a 1984 Mercedes 420 SEL; he pays expenses of operation. Mr. Tice also received interest on certain notes reflecting funds loaned to TES. See "Management - Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     For all years referenced in the Summary Compensation Table, the two shareholders of TES, Bill Tice and Daisy Tice (his mother), determined executive compensation.

CERTAIN TRANSACTIONS

     During the last three years, Mr. Tice has loaned TES money on which debt he had received interest at a rate of 10% per annum. For fiscal years ending March 31, 1994, 1995 and 1996, he received interest totaling $12,859, $15, 327 and $11,628, respectively. See "Capitalization."

     TES invested $1,245.25 in gold and silver certificates which subsequently declined in value by approximately $200. Mr. Tice purchased the certificates at the purchase price of $1,245.25 to avoid future losses by TES.

     Mr. Colvin has acted as a manufacturer's representative and provided consulting services to TES. TES pays him commissions on sales of equipment. It is expected that he will continue to provide services to TES from time to time.

     Mr. Clayton loaned TES $130,000 at an interest rate of 10% per annum and is entitled to convert such debt into Common Shares of the Issuer at a rate of $3.00 per share.

                      PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to ownership of issued and outstanding stock and warrants of the Issuer by management and 5% or greater shareholders as of the date hereof and Selling Shareholders:

                                                 Total Number of    Percent    Number of  Percent
                                                 Securities Owned     of      Registered   After
Name and Address         Title of Class            Beneficially    Class (1)    Shares    Sale (2)
- ----------------         --------------            ------------    ---------    ------    --------
William A. Tice (3)      Common Shares               5,211,750         88%    1,302,937      66%
7610 Breckenridge Lane   Class B Common Shares         750,000        100%          -0-      N/A
Knoxville, TN

Joseph Walker & Sons     Common Shares                 238,470          4%      238,470       0%
88 Walker Creek Road     Class B Common Shares             -0-          0%          -0-      N/A
Walker, WV

Billie Joe Clayton (5)   Common Shares                  43,333          1%       43,333      N/A
817 Laurel Hill Road     Class B Common Shares             -0-          0%          -0-      N/A
Knoxville, TN

Karen Ann Walton (4)     Common Shares                  15,000           *       15,000      N/A
7633 Breckenridge Lane   Class B Common Shares             -0-          0%          -0-      N/A
Knoxville, TN

Total number of shares   Common Shares               5,270,083         89%    1,361,270      N/A
owned by directors and   Class B Common Shares         750,000        100%          -0-      N/A
executive officers as
a group
- ---------------------------------------------------------------------------------------------------
*Less than 1%

(1) These figures do not include Common Shares which may be issued upon the exercise of the Warrants, but do include Common Shares which may be issued upon exercise of employee options. See "Securities."

(2) This is the percent of class of the Shares held by Selling Shareholders assuming all Shares offered are sold, all employee options are exercised and no Warrants are exercised.

(3) Mr. Tice's son Chris, who is an employee of TES, has options to purchase up to 10,000 Common Shares upon the same terms and conditions as the other employees. See "Securities." These shares are not included in the numbers listed opposite Mr. Tice's name. In addition, Mr. Tice intends to give a total of 65,000 of his Shares to his brothers, sister and a daughter either outright or in trust.

(4) The shares listed are shares which Ms. Walton is entitled to receive if she exercises options she received as an employee of TES. The terms and conditions of the options are the same as for other employees who hold options. See "Securities."

(5) These are the Common Shares that Mr. Clayton will receive if he converts all eligible debt to equity. See "Management - Certain Transactions."

     Joseph Walker and Sons, Inc. ("JWSI") performed certain consulting services for TES and the Issuer in partial consideration of which it received warrants of TES which it exchanged for 238,470 Common Shares which constitute approximately 4% of the total issued and outstanding Common Shares. (By agreement with TES, JWSI converted all Class B Common Shares it was entitled to receive under its warrants to Common Shares.)

                                   SECURITIES
                                   ----------

DESCRIPTION OF CAPITAL STOCK
- ----------------------------

     COMMON SHARES. The Issuer is authorized to issue 30,000,000 Common Shares, par value $.01 per share, of which 5,840,220 shares were issued and outstanding as of the date of this Prospectus. There will be approximately 1,200 holders of the issued and outstanding Common Shares after the Distribution. However, William A. Tice currently owns 89% of the issued and outstanding Common Shares and together with his ownership of 100% of the Class B Common Shares controls the Issuer. See "Risk Factors - Control by Holder of Class B Common Shares." See "Principal and Selling Shareholders." The holders of Common Shares of the Issuer are entitled to one vote per share on all entitled matters including the election of directors and do not have cumulative voting rights. With respect to the election of directors, holders of Common Shares (together with holders of Class D Common Shares and of any Preferred Shares with voting rights) voting as a separate class are entitled to elect 25% of the members of the Board of Directors of the Issuer. Holders of Class B Common Shares are entitled to elect the remaining directors. See "Risk Factors - Control By Holders of Class B Common Shares." Notwithstanding the foregoing, if, on the record date for any shareholders' meeting at which directors are to be elected, the number of issued and outstanding Common Shares, Class D Common Shares and voting Preferred Shares is less than 10% of the aggregate number of issued and outstanding voting shares of all classes, all directors will be elected by the holders of all voting shares voting together.

     The holders of Common Shares have a noncumulative $.05 per share annual dividend preference over non-stock dividends paid on Class B Common Shares (described below) from funds legally available for dividends when, as and if declared by the Board of Directors of the Issuer. See "Risk Factors - Lack of Dividends." In addition, holders of Class B Common Shares may not receive any dividends unless holders of Common Shares receive a dividend per share at least equal to the dividend per share paid to holders of Class B Common Shares. Stock dividends may only be paid to holders of Common Shares in Common Shares and only if the same number of Class B Common Shares will be paid with respect to each outstanding Class B Common Share. The payment of dividends may also be subject to preferential or identical rights, if any, of the holders of other outstanding securities. See "Risk Factors - Authorization of Preferred Stock." Common Shares or Class B Common Shares may not be combined or subdivided without at the same time making a proportionate combination or subdivision of the shares of the other of such classes.

     Holders of Common Shares are also entitled to share ratably in all of the assets of the Issuer available for distribution to holders of common shares (including Class B Common Shares and Class D Common Shares) upon liquidation, dissolution or winding up of the affairs of the Issuer subject to the preference of holders of Common Shares, but only to the extent of the par value of such Common Shares, and subject to any preferential rights of the holders of any other outstanding securities. See "Risk Factors - Authorization of Preferred Stock." Common Shares do not have preemptive, subscription or conversion rights and are not subject to call or redemption (there are no applicable sinking fund provisions). All Common Shares now outstanding are fully paid and nonassessable.

     CLASS B COMMON SHARES. In addition to Common Shares, the Issuer is authorized to issue 5,000,000 Class B Common Shares, $.01 par value per share, of which 750,000 shares were issued and outstanding as of the date hereof. See "Principal and Selling Shareholders." There is one holder of Class B Common Shares, William A. Tice. Holders of Class B Common Shares have the right to one noncumulative vote per share on all matters on which they are entitled to vote. For the election of directors, the holders of a majority of Class B Common Shares are entitled to elect 75% of the members of the Board of Directors. If, on the record date for any shareholders' meeting at which directors are to be elected, the number of issued and outstanding Common Shares, Class D Common Shares and voting Preferred Shares is less than 10% of the aggregate number of issued and outstanding voting shares of all classes, all directors will be elected by the holders of all voting shares voting together. If more than 90% of the aggregate number of issued and outstanding Common Shares, Class B Common Shares, Class D Common Shares and voting Preferred Shares are Class B Common Shares, the holders of a majority of Class B Common Shares will in practice be able to elect all of the members of the Board of Directors. See "Risk Factors - Control By Holder of Class B Common Shares."

     Holders of Class B Common Shares are entitled to receive dividends when, as and if declared subject to a non-cumulative $.05 per share annual dividend preference on each Common Share. See "Risk Factors - Lack of Dividends." In addition, holders of Class B Common Shares may not receive any dividend unless holders of Common Shares receive a dividend per share at least equal to the dividend per share paid to holders of Class B Common Shares. Stock dividends may only be paid to holders of Class B Common Shares in Class B Common Shares and may only be paid in shares at all if the same number of Common Shares will be paid with respect to each outstanding Common Share. The payment of dividends may also be subject to preferential or identical rights, if any, of the holders of other outstanding securities. See "Risk Factors - Authorization of Preferred Stock."

     Holders of Class B Common Shares are also entitled to share ratably in all of the assets of the Issuer available for distribution to holders of common shares (including Common Shares and Class D Common Shares) upon liquidation, dissolution or winding up of the affairs of the Issuer, subject to the preference of holders of Common Shares, but only to the extent of the par value of such Common Shares, and subject to any preferential rights of other shareholders. See "Risk Factors - Authorization of Preferred Stock." Holders of Class B Common Shares have preemptive rights only as to Class B Common Shares. Class B Common Shares are not subject to call or redemption (there are no applicable sinking fund provisions). All Class B Common Shares now outstanding are fully paid and nonassessable.

     In addition, the Board of Directors must seek the approval of a majority of the holders of Class B Common Shares to grant rights to subscribe for, purchase or issue shares of authorized and unissued Class B Common Shares. Common Shares or Class B Common Shares may not be combined or subdivided without at the same time making a proportionate combination or subdivision of the shares of the other of such classes. Each share may also be converted into one Common Share at any time at the option of the holder.

     At this time, 100% of the issued and outstanding Class B Common Shares are owned by William A. Tice. See "Principal and Selling Shareholders." The holders of Class B Common Shares elect 75% of the directors and therefore Mr. Tice controls the Issuer. In addition, Mr. Tice held 89% of the issued and outstanding Common Shares by which ownership he controls decisions by holders of Common Shares as well. See "Risk Factors - Control By Holder of Class B Common Shares."

     CLASS D COMMON SHARES. Class D Common Shares are a convertible security created in order to secure highly motivated executive personnel for the Issuer and its subsidiaries and take the place of compensation stock options, although the Issuer remains authorized to issue stock options. There are 600,000 Class D Common Shares authorized at $.01 par value per share. Class D Common Shares are identical to Common Shares and have equal rights and privileges with Common Shares except as described below. Class D Common Shares are nontransferable. The Board of Directors, by resolution, may authorize the issuance of Class D Common Shares; provided that, each such resolution contains a formula under which the shares may be converted to Common Shares. In no case may the Board of Directors set any conversion rights which could result in the issuance of more than ten Common Shares for each Class D Common Share. At the close of business on the fifth anniversary of the date of a resolution authorizing the issuance of any Class D Common Shares, such issued and outstanding but unconverted shares will be deemed to have been converted at the rate of one Common Share for each such Class D Common Share. There are no issued and outstanding Class D Common Shares as of the date of this Prospectus.

     PREFERRED SHARES. The Board of Directors of the Issuer, by resolution, has the authority to issue, in one or more series, up to 10,000,000 Preferred Shares. Such unissued shares will have such preferences, rights and limitations as are established by the Board of Directors except that the voting rights, if any, of one Preferred Share may not exceed the voting rights of one Common Share. See "Risk Factors - Authorization of Preferred Stock." There are no issued and outstanding Preferred Shares as of the date of this Prospectus.

     COMMON STOCK PURCHASE WARRANTS. The Issuer has issued and outstanding 1,000,000 Common Stock Purchase Warrants, each Warrant entitling the holder to purchase one Common Share of the Issuer. The Warrants may be exercised at any time during the 24 month period beginning on the date of this Prospectus at an exercise price of $8.00 per share, subject to adjustment, by surrendering the Warrant to the Warrant Agent with the subscription properly completed and executed with payment of the exercise price. No fractional Common Shares will be issued in connection with the exercise of Warrants. The Issuer has no right to call the Warrants.

     If a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder will have no further rights with respect to the Warrants. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance that a market for the Warrants will develop or continue. See "Risk Factors - Absence of Trading Market." If the Issuer is unable to qualify for sale the Common Shares underlying the Warrants (or the shares are exempt from qualification) in the states in which the various holders of the Warrants then reside, holder of the Warrants may have no choice but to let the Warrants expire. See "Risk Factors - Current Prospectus and State 'Blue Sky' Registration or Exemption Required to Exercise the Warrants."

     A holder of Warrants will not have any rights or privileges of a shareholder of the Issuer prior to exercise of such Warrants. The Issuer will keep available a sufficient number of authorized Common Shares to permit exercise of the Warrants. The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment in the event of stock dividends, stock splits, combinations, reorganizations, subdivisions and reclassifications. No assurance can be given that the market price of the Issuer's Common Shares will exceed the exercise price at any time during the term of the Warrants.

     The Warrants were issued pursuant to a Warrant Agreement between the Issuer and Mid-America Bank of Louisville and Trust Company (the "Warrant Agent"). All descriptions of the Warrants are qualified in their entirety by reference to the Warrant Agreement which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

     EMPLOYEE STOCK OPTIONS. The Issuer granted options to purchase 54,750 Common Shares to ten of the employees of TES as of the date of this Prospectus. The options may be exercised at any time during the 24-month period after issuance at an exercise price of $1.00 per share. The options are "nonqualified" options and the employees will have compensation income upon the exercise of the options to the extent of the difference between the exercise price and the fair market value of the Common Shares. The options are nontransferable except upon the employee's death. A holder of the options will not have any rights or privileges of a shareholder of the Issuer prior to exercise of the options.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT
- -------------------------------------------

     The transfer agent and registrar for the Common Shares and the Warrant Agent is Mid-America Bank of Louisville and Trust Company, P.O. Box 1101, Louisville, Kentucky 40201-1101.

                                   DIVIDENDS
                                   ---------

     The Issuer has not paid any dividends. In addition, TES historically has not paid dividends. It is expected that the capital requirements of TES will prevent payment of dividends in the near future. There is no guarantee that TES, and therefore the Issuer, will pay dividends in the future. See "Risk Factors - Lack of Dividends" and "Authorization of Preferred Stock."

                       LIABILITY AND INDEMNIFICATION OF
                            DIRECTORS AND OFFICERS
                            ----------------------

     Officers and directors of the Issuer are covered by certain provisions of the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Issuer, which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES
- -------------------------------------------------

     Delaware has enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the legislation, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission by including certain provisions in its Certificate of Incorporation.

     The Issuer's Certificate of Incorporation limits the liability of its directors to the Issuer or its shareholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by the legislation. Specifically, the directors of the Issuer will not be personally liable for monetary damages for breach of director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Issuer or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION
- ---------------

     The Issuer's Certificate of Incorporation provides that the Issuer indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers of the Issuer, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

     In addition, Section 7.1(a) of the Issuer's Bylaws provides that the Issuer must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Issuer) by reason of the fact that such person is or was a director, officer, employee or agent of the Issuer, or is or was serving at the request of the Issuer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Issuer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Issuer, and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

     Section 7.1(b) of the Issuer's Bylaws provides that the Issuer must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Issuer to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Issuer or is or was serving at the request of the Issuer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Issuer, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Issuer unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 7.1(d) of the Issuer's Bylaws provides that any indemnification under Sections 7.1(a) and (b) (unless ordered by a court) shall be made by the Issuer only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders of the Issuer. To the extent, however, that a director, officer, employee or agent of the Issuer has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith, without the necessity of authorization in the specific case under Section 7.1(c).

     Under Section 7.1(e), expenses incurred by a director, officer, employee or agent of the Issuer in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Issuer in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Issuer.

     The indemnification and advancement of expenses provided by or granted pursuant to the Issuer's Bylaws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of shareholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, it being the Issuer's policy that indemnification of the persons specified in the Bylaws shall be made to the fullest extent permitted by law. The indemnification and advancement of expenses provided by, or granted pursuant to the Issuer's Bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Issuer pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                                 LEGAL MATTERS
                                 -------------

     The Issuer has been advised with respect to certain legal aspects of the offering by Ogden Newell & Welch, 1200 One Riverfront Plaza, Louisville, Kentucky 40202.

                                    EXPERTS
                                    -------

     The financial statements of TES at June 30, 1996 and March 31, 1996, 1995 and 1994, and for each of the years in the three year period ended March 31, 1996, appearing in this Prospectus have been audited by Boring & Goins, P.C., Certified Public Accountants, 107 Main Avenue, P. O. Box 2850, Knoxville, Tennessee 37901, as set forth in its reports thereon appearing elsewhere herein. The financial statements are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.

                              FINANCIAL STATEMENTS
                              --------------------


                               TABLE OF CONTENTS
                               -----------------

                        Tice Engineering and Sales, Inc.
                   Three Months Ended June 30, 1996 and 1995
                   Years Ended March 31, 1996, 1995 and 1994

                                                                                           PAGE
                                                                                           ----
Unaudited Balance Sheets - June 30, 1996 and 1995                                           39
Unaudited Statements of Income and Retained Earnings - For the Three Months Ended
  June 30, 1996 and 1995                                                                    41
Unaudited Statements of Cash Flows - For the Three Months Ended June 30, 1996 and 1995      42
Unaudited Notes to Financial Statements (June 30, 1996)                                     43
Schedule of Expenses                                                                        47

Independent Auditor's Report - May 23, 1996                                                 48
Balance Sheet - March 31, 1996                                                              49
Statement of Income and Retained Earnings - For the Year Ended March 31, 1996               51
Statement of Cash Flows - For the Year Ended March 31, 1996                                 52
Notes to Financial Statements - March 31, 1996                                              53
Independent Auditor's Report - Supplemental Information                                     58
Schedule of Expenses                                                                        59

Independent Auditor's Report - June 1, 1995                                                 60
Balance Sheet - March 31, 1995                                                              61
Statement of Income and Retained Earnings - For the Year Ended March 31, 1995               63
Statement of Cash Flows - For the Year Ended March 31, 1995                                 64
Notes to Financial Statements - March 31, 1995                                              65
Independent Auditor's Report - Supplemental Information                                     69
Schedule of Expenses                                                                        70

Independent Auditor's Report - May 20, 1994                                                 71
Balance Sheet - March 31, 1994                                                              72
Statement of Operations and Retained Earnings - For the Year Ended March 31, 1994           74
Statement of Cash Flows - For the Year Ended March 31, 1994                                 75
Notes to Financial Statements - March 31, 1994                                              76
Independent Auditor's Report - Supplemental Information                                     79
Schedule of Expenses                                                                        80

                        TICE ENGINEERING AND SALES, INC.

                            UNAUDITED BALANCE SHEET

                             JUNE 30, 1995 AND 1996



                                       1995        1996
                                    ----------  ----------
 ASSETS
 Current assets:
   Cash                             $   54,619  $   10,280
   Accounts receivable
      Trade                            235,652     102,585
      Employee                           9,774      15,685
   Prepaid expenses                     30,670      32,661
   Inventory                           327,295     476,986
   Due from related company                         13,000
   Deferred income tax benefit                      80,000
                                    ----------  ----------
 Total current assets                  658,010     731,197

 Fixed assets:
   Land                                305,000     305,000
   Building and improvements           425,050     453,710
   Equipment                           558,534     558,531
   Vehicles                            450,859     124,599
                                    ----------  ----------
                                     1,739,443   1,441,840
   Less accumulated depreciation       922,308     886,454
                                    ----------  ----------
 Net fixed assets                      817,135     555,386

 Other assets:
   Deferred income tax benefit         189,646     119,912
   Utility deposit                         890         890
   Cash surrender value -
      officer's life                                14,250
   Patent, net of accumulated
      amortization                      69,508     108,610
   Investments                           1,245
   Note receivable - officer                        28,448
                                    ----------  ----------
 Total other assets                    261,289     272,110
                                    ----------  ----------
                                    $1,736,434  $1,558,693
                                    ==========  ==========


                                            1995             1996
                                            ----             ----

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable - officer               $  121,699       $  106,609
  Accounts payable                         176,646          183,358
  Franchise tax payable                      2,870            2,647
  Customer deposits                                          25,000
  Payroll taxes payable                      3,352
  Garnished wages payable                      623
  Current maturities of
     long-term debt                        858,492          475,123
                                        ----------       ----------
 Total current liabilities               1,163,682          792,737


 Long-term debt, less current
   maturities                              291,907          651,491


 Stockholders' equity:
   Capital stock, no stated
     value, 750 shares authorized,
     issued and outstanding                  8,634            8,634
   Retained earnings                       272,211          105,831
                                        ----------       ----------


 Total stockholders' equity                280,845          114,465
                                        ----------       ----------

                                        $1,736,434       $1,558,693
                                        ==========       ==========

                See accompanying notes and accountants' report

                        TICE ENGINEERING AND SALES, INC.

              UNAUDITED STATEMENT OF INCOME AND RETAINED EARNINGS

               FOR THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996


                                    1995                1996
                                    ----                ----

Revenues                          $499,089           $ 166,065

Cost of sales:
  Beginning inventory              327,295             464,997
  Purchases                        161,092              71,274
                                  --------           ---------
                                   488,387             536,271
  Less: ending inventory           327,295             476,986
                                  --------           ---------
Total cost of sales                161,092              59,285
                                  --------           ---------

Gross margin                       337,997             106,780

Expenses                           242,218             205,884
                                  --------           ---------

Income (loss) from operations       95,779             (99,104)
Other income (expense):
  Rental income                     11,750              12,575
  Interest expense                 (20,624)            (27,830)
                                  --------           ---------
Total other income (expense)        (8,874)            (15,255)
                                  --------           ---------


Net income (loss) before
  provision for income taxes        86,905            (114,359)

Income tax benefit                                     (20,585)
                                  --------           ---------

Net income (loss)                   86,905             (93,774)

Retained earnings, March 31        185,306             199,605
                                  --------           ---------

Retained earnings, June 30        $272,221           $ 105,831
                                  ========           =========

                See accompanying notes and accountants' report

                        TICE ENGINEERING AND SALES, INC.

                       UNAUDITED STATEMENT OF CASH FLOWS

               FOR THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996


                                                            1995         1996
                                                            ----         ----

OPERATING ACTIVITIES

Net income (loss)                                          $ 86,905   $ (93,774)
Adjustments to reconcile net income to
  net cash used by operating activities:
    Depreciation and amortization                            12,294      12,187
    Changes in operating assets and
      liabilities:
        Decrease (Increase) in receivables                  (39,443)     16,792
        (Increase) in inventories                                       (11,989)
        (Increase) in prepaid expenses                       (3,412)     (4,370)
        (Increase) in other assets                          (34,434)    (26,484)
        (Increase) in deferred tax asset                                (20,584)
        Increase (Decrease) in accounts payable              71,105     (13,554)
        (Decrease) in accrued expenses                          (56)     (4,605)
                                                           --------   ---------
Net cash provided by (used in) operating activities          92,959    (146,381)

INVESTING ACTIVITIES:
Purchase of fixed assets                                    (12,425)     (3,825)
                                                           --------   ---------
Net cash used by investing activities                       (12,425)     (3,825)

FINANCING ACTIVITIES:
Proceeds from short term borrowings                                     205,000
Proceeds from refinancing of long term debt                             700,000
Principal payments on notes payable                         (71,479)   (750,158)
                                                           --------   ---------
Net cash (used in) provided by financing activities         (71,479)    154,842
                                                           --------   ---------
Net increase in cash                                          9,055       4,636

Cash Balance, Beginning of Period                            45,564       2,822
                                                           --------   ---------

Cash Balance, End of Period                                $ 54,619   $   7,458
                                                           ========   =========

                See accompanying notes and accountants' report

                       TICE ENGINEERING AND SALES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 JUNE 30, 1996



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

The Company designs and manufactures robotic and pneumatic industrial sewing machine attachments.

TRADE ACCOUNTS RECEIVABLE

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

INVENTORIES

Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash and/or cash equivalents.

Supplemental disclosures of cash flow information:


   Cash paid during the year for:
       Interest             $ 25,237
       Taxes                   -0-

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method and accelerated methods over the estimated useful lives of the assets. Significant improvements are capitalized while maintenance and repairs are expensed as incurred.

                       TICE ENGINEERING AND SALES, INC.

                                  (UNAUDITED)
                                 JUNE 30, 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PATENTS

Certain legal and other direct expenses incurred in order to obtain patents on company designed and manufactured parts have been capitalized at cost. Amortization is calculated by the straight-line-method over a seventeen year estimated useful life. Amortization expense totaled $1,137 during the three months ended June 30, 1996.

2. LONG-TERM DEBT


Notes payable consisted of the following at June 30, 1996:
Note payable to a bank, interest at 9.5% per
 annum until 1999; thereafter at prime +
 3.5% payable monthly in equal installments
 of $9,112, secured by accounts receivable,
 inventory, furniture, fixtures, equipment
 and real estate.                                                 $  696,614

Note payable to a bank, interest at prime +
 2% payable monthly, principal due at maturity
 on August 31, 1996, secured by real estate.                         100,000

Note payable to a bank, interest at bank
 index rate plus 1% payable monthly, due
 10/1/96 secured by assignment of officer's
 life insurance.                                                     225,000

Note payable to a bank, interest at 9% per
 annum payable monthly, principal due on
 thirty day demand and secured by a vehicle.                          25,000

Note payable to an individual, interest
 at 10%, per annum and principal due at
 maturity on September 1, 1996.  Principal
 and interest are convertible into common
 shares of a related company at $3 a share.                           80,000
                                                                  ----------
                                                                   1,126,614

Less current maturities                                             (475,123)
                                                                  ----------
                                                                  $  651,491
                                                                  ==========

                       TICE ENGINEERING AND SALES, INC.

                                  (UNAUDITED)
                                 JUNE 30, 1996


2. LONG-TERM DEBT (CONTINUED)

Maturities of long-term debt are as follows at June 30:



         Year
         ----

         1998               $  46,590
         1999                  51,214
         2000                  56,296
         2001                  61,884
         2002                  68,025
         Thereafter           367,482
                            ---------
                            $ 651,491
                            =========

3. NOTE PAYABLE - OFFICER

At June 30, 1996 the Company had an unsecured note for $106,609 payable to an officer with interest at 10%, due on demand.

4. CONTINGENT LIABILITY

In December, 1994, the Company entered into a Joint Development Agreement with a denim clothing manufacturer to develop a specialized sewing machine for the manufacture of jeans. The manufacturer paid the Company $150,000 in development fees during the year ended March 31, 1995 and an additional $150,000 in the year ended March 31, 1996. Under the terms of the agreement, the manufacturer will have exclusive rights to purchase said sewing machine for an initial period of two years from the date of shipment of the first production machine. After the initial two year period, in order to maintain its exclusive rights, the manufacturer must purchase certain minimum quantities. In the event the Company sells machines to a third party, the Company is required to pay royalties to the manufacturer up to the amount paid to the company for development fees, plus 10% interest.

5. RELATED PARTY TRANSACTIONS

Included in notes payable is a note payable to a major stockholder. The note bears 10% interest and is due on demand and is subordinated debt.

The Company made principal payments of $19,914 during the three months ended June 30, 1996. In addition, the Company accrued interest of $2,593 on the note.

                       TICE ENGINEERING AND SALES, INC.

                                  (UNAUDITED)
                                 JUNE 30, 1996


6. INCOME TAXES

Effective March 31, 1994, the Company changed to an asset and liability method of accounting for income taxes in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities and are measured using enacted tax rates.

Deferred tax assets in the accompanying balance sheet include the following components at June 30, 1996:

 Net operating loss carryover             $199,912
                                          ========

The company has federal and state loss carry forwards of $407,410 and $481,356, respectively, substantially all of which expire by 2008.

7. MAJOR CUSTOMERS

The Company has sales primarily to three major customers totaling almost 80% of gross revenues with the largest of the three being almost 50% of revenues.

8.  GOING CONCERN

The Company has incurred losses from operations causing a capital deficiency. This factor, along with uncertainties regarding the ability of the Company to obtain additional financing or outside investors to contribute additional capital, create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management plans to seek additional investors to contribute capital based on new technology the Company has invented, and the Company is also planning to raise additional capital by going public.

                        TICE ENGINEERING AND SALES, INC.

                              SCHEDULE OF EXPENSES
                                  (UNAUDITED)
               FOR THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996

                                    1995            1996
                                    ----            ----

EXPENSES
  Advertising                     $  9,438        $  5,356
  Airplane                          45,601          10,925
  Amortization                         306           1,137
  Bad debts                            283              33
  Commissions                        1,000             550
  Depreciation                      11,988          11,050
  Dues and fees                         60           2,661
  Employee benefits                                  2,648
  Equipment maintenance                338             295
  Insurance                         16,574          14,909
  Legal and accounting              17,008          16,475
  Marketing and promotions                           6,000
  Meals and entertainment              349             711
  Office supplies                    3,888           2,007
  Postage                              265             250
  Production                           982             521
  Research and development           1,793             802
  Repairs and maintenance
    - real estate                    1,635           2,450
  Royalty                              887             887
  Salaries - assembly               11,857          14,014
  Salaries - clerical               10,662          31,334
  Salaries - manufacturing          15,876          15,734
  Salaries - engineering             5,850          10,381
  Salaries - officers               22,350           6,000
  Salaries - sales and service      39,478          20,775
  Shop                               1,079             712
  Taxes - payroll                    9,587           7,303
  Taxes - other                         10           2,131
  Telephone                          3,381           2,039
  Travel                             3,395          12,256
  Utilities                          2,915           3,325
  Vehicle                            3,383             213
                                  --------        --------

    Total expenses                $242,218        $205,884
                                  ========        ========

                See accompanying notes and accountants' report

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



 Board of Directors
 Tice Engineering and Sales, Inc.
 Knoxville, Tennessee


 We have audited the accompanying balance sheet of Tice Engineering and Sales, Inc. as of March 31, 1996, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tice Engineering and Sales, Inc. as of March 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

 The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered losses from operations subsequent to the date of these financial statements causing a capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                            Boring & Goins, P.C.
                                                            Knoxville, Tennessee


 May 23, 1996

                        TICE ENGINEERING AND SALES, INC.

                                 BALANCE SHEET

                                 MARCH 31, 1996



ASSETS
Current assets:
 Cash                                      $    2,822
 Accounts receivable
  Trade                                       119,060
  Employee                                     16,002
 Prepaid expenses                              28,291
 Inventory                                    464,997
 Deferred income tax benefit                   80,000
                                           ----------
Total current assets                          711,172

Fixed assets:
 Land                                         305,000
 Building and improvements                    449,885
 Equipment                                    558,531
 Vehicles                                     124,599
                                           ----------
                                            1,438,015
 Less accumulated depreciation               (875,404)
                                           ----------
Net fixed assets                              562,611

Other assets:
 Deferred income tax benefit                   99,328
 Utility deposit                                  890
 Cash surrender value - officer's life         14,250
 Patent, net of accumulated amortization       91,657
 Note receivable - officer                     17,780
                                           ----------
Total other assets                            223,905
                                           ----------
                                           $1,497,688
                                           ==========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable - officer                        $  129,116
   Accounts payable                                  196,912
   Payroll and payroll taxes payable                   4,605
   Franchise tax payable                               2,647
   Customer deposits                                  25,000
   Current maturities of long-term debt              269,844
                                                  ----------
Total current liabilities                            628,124


Long-term debt, less current maturities              661,325


Stockholders' equity:
   Capital stock, no stated value, 750 shares
     authorized, issued and outstanding                8,634
   Retained earnings                                 199,605
                                                  ----------



Total stockholders' equity                           208,239
                                                  ----------

                                                  $1,497,688
                                                  ==========

        The accompanying notes are an integral part of these statements

                        TICE ENGINEERING AND SALES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                       FOR THE YEAR ENDED MARCH 31, 1996



Revenues                                           $1,392,558

Cost of sales:
  Beginning inventory                                 327,295
  Purchases                                           588,639
  Less: ending inventory                              464,997
                                                   ----------
Total cost of sales                                   450,937
                                                   ----------

Gross margin                                          941,621

Expenses                                              968,760
                                                   ----------

Income (loss) from operations                         (27,139)

Other income (expense):
  Rental income                                        49,575
  Interest income                                         176
  Other income                                          7,275
  Gain on sale of fixed assets                        105,593
  Interest expense                                   (110,863)
                                                   ----------
Total other income (expense)                           51,756
                                                   ----------

Net income before provision for income taxes           24,617

Provision for income taxes                             10,318
                                                   ----------

Net income                                             14,299

Retained earnings, March 31, 1995                     185,306
                                                   ----------

Retained earnings, March 31, 1996                  $  199,605
                                                   ==========

        The accompanying notes are an integral part of these statements

                       TICE ENGINEERING AND SALES, INC.

                            STATEMENT OF CASH FLOWS

                       FOR THE YEAR ENDED MARCH 31, 1996




OPERATING ACTIVITIES
Net income                                                      $  14,299
Adjustments to reconcile net income to
   net cash used by operating activities:
       Depreciation and amortization                               51,887
       Gain on sale of fixed assets                              (105,593)
       Changes in operating assets and liabilities:
          Decrease in receivables                                  70,921
          Increase in inventories                                (137,702)
          Increase in prepaid expenses                             (1,033)
          Increase in other assets                                (91,104)
          Decrease in deferred tax asset                           10,320
          Increase in accounts payable                             91,371
          Increase in accrued expenses                             25,350
                                                                ---------
Net cash provided by operating activities                         (71,284)

INVESTING ACTIVITIES:
Purchase of fixed assets                                          (37,257)
Proceeds from sale of fixed assets                                349,091
                                                                ---------
Net cash used by investing activities                             311,834

FINANCING ACTIVITIES:
Principal payments on notes payable                              (283,292)
                                                                ---------
Net decrease in cash                                              (42,742)

Cash Balance, April 1, 1995                                        45,564
                                                                ---------

Cash Balance, March 31, 1996                                    $   2,822
                                                                =========


        The accompanying notes are an integral part of these statements

                       TICE ENGINEERING AND SALES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                MARCH 31, 1996



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

The Company designs and manufactures robotic and pneumatic industrial sewing machine attachments.

TRADE ACCOUNTS RECEIVABLE

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

INVENTORIES

Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method.


    Inventories at March 31, 1996 consist of:
        Raw materials             $ 278,735
        Work in progress            141,994
        Finished goods               44,268
                                  ---------
                                  $ 464,997
                                  =========

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash and/or cash equivalents.

Supplemental disclosures of cash flow information:


   Cash paid during the year for:
       Interest                   $ 107,504
       Taxes                          2,870

                       TICE ENGINEERING AND SALES, INC.

                                MARCH 31, 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method and accelerated methods over the estimated useful lives of the assets. Significant improvements are capitalized while maintenance and repairs are expensed as incurred.

PATENTS

Certain legal and other direct expenses incurred in order to obtain patents on company designed and manufactured parts have been capitalized at cost. Amortization is calculated by the straight-line-method over a seventeen year estimated useful life. Amortization expense totaled $ 4,042 during the year ended March 31, 1996.

2. LONG-TERM DEBT


Notes payable consisted of the following at March 31, 1996:

Note payable to a bank, interest at 9.5%
payable monthly, due on demand, secured
by accounts receivable, inventory, furniture,
fixtures and equipment.                                               $ 400,000

Note payable to a bank, interest at bank
index rate plus 1% payable monthly, due
10/1/96 secured by assignment of officer's
life insurance.                                                         225,000

Note payable, to an individual, interest
at 10%, principal and interest of
$6,343, due monthly through April 2001,
secured by real estate.                                                 306,169
                                                                      ---------
                                                                        931,169

Less current maturities                                                (269,844)
                                                                      ---------

                                                                      $ 661,325
                                                                      =========

                       TICE ENGINEERING AND SALES, INC.

                                MARCH 31, 1996

2. LONG-TERM DEBT (CONTINUED)

Maturities of long-term debt are as follows at March 31:


         Year
         ----

         1997              $ 269,844
         1998                 49,212
         1999                 54,096
         2000                 59,465
         2001                 65,367
         Thereafter          163,341
                           ---------
                           $ 661,325
                           ==========

On May 6, 1996, the Company borrowed $ 700,000 from a bank at 9.5% thru May of 1999 and 3.5% over prime thereafter. The loan is payable in 120 equal installments of $9,112. The company intends to use the proceeds to pay $625,000 to refinance short term borrowings and accordingly, that amount has been classified as long term debt at March 31, 1996.

In addition the Company, on March 6, 1996, obtained a working capital loan of $100,000 with interest a prime + 2% due and payable on August 31, 1996.

3. NOTE PAYABLE - OFFICER

At March 31, 1996 the Company had an unsecured note for $129,116 payable to an officer with interest at 10%, due on demand.

4. CONTINGENT LIABILITY

In December, 1994, the company entered into a Joint Development Agreement with a denim clothing manufacturer to develop a specialized sewing machine for the manufacture of jeans. The manufacturer paid the company $150,000 in development fees during the year ended March 31, 1995 and an additional $150,000 in the year ended March 31, 1996. Under the terms of the agreement, the manufacturer will have exclusive rights to purchase said sewing machine for an initial period of two years from the date of shipment of the first production machine. After the initial two year period, in order to maintain its exclusive rights, the manufacturer must purchase certain minimum quantities. In the event the company sells machines to a third party, the company is required to pay royalties to the manufacturer up to the amount paid to the company for development fees, plus 10% interest.

                       TICE ENGINEERING AND SALES, INC.

                                MARCH 31, 1996

 5. RESEARCH AND DEVELOPMENT

 As required by statement of Financial Accounting Standards No. 2, the Company expenses research and development costs as incurred. Included in current year expenses are the following attributable to research and development:

                      Legal, patent fees    $ 58,321
                      Salaries               150,496
                      Travel                   2,135
                      Insurance                5,614
                      Payroll tax             11,513
                      Interest                24,778
                      Telephone                2,337
                      Utilities                1,433
                                            --------
                                            $256,627
                                            ========

 6. RELATED PARTY TRANSACTIONS

 Included in notes payable is a note payable to a major stockholder. The note bears 10% interest and is due on demand and is subordinated debt.

 The Company borrowed an additional $63,000 from the stockholder and made principal payments of $131,652 during the year ended March 31, 1996. In addition, the Company accrued interest of $16,312 on the note.

 7. INCOME TAXES

 Effective March 31, 1994, the Company changed to an asset and liability method of accounting for income taxes in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities and are measured using enacted tax rates.

 Summaries of the provisions for income taxes are as follows:

                                  Federal  State   Total
                                  -------  -----  -------
                      Current         -0-    -0-      -0-
                      Deferred      8,254  2,064   10,318
                                    -----  -----  -------
                                                  $10,318
                                                  =======

                       TICE ENGINEERING AND SALES, INC.

                                MARCH 31, 1996

 7. INCOME TAXES (CONTINUED)

 Deferred tax assets in the accompanying balance sheet include the following components at March 31, 1996:

   Section 263A cost in inventory    $ 40,563
   Net operating loss carryover       138,765
                                     --------

    Net deferred tax asset           $179,328
                                     ========

 The Company has federal and state loss carry forwards of $407,410 and $481,356, respectively, substantially all of which expire by 2008.

 8. MAJOR CUSTOMERS

 During the year, sales to three major customers totaled approximately $1,125,000 or 80% of gross revenues with the largest of the three being 47% of revenues.

 9.  GOING CONCERN - SUBSEQUENT EVENTS

 Subsequent to the date of the financial statements, the Company has incurred losses from operations causing a capital deficiency. This factor, along with uncertainties regarding the ability of the Company to obtain additional financing or outside investors to contribute additional capital, create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

 Management plans to seek investors to contribute capital based on new technology the Company has invented, and the Company is also planning to raise additional capital by going public.

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------
                          ON SUPPLEMENTAL INFORMATION
                          ---------------------------



 Board of Directors
 Tice Engineering and Sales, Inc.
 Knoxville, Tennessee

 Our report on our audit of the basic financial statements of Tice Engineering and Sales, Inc. for the year ended March 31, 1996 appears on page one. That audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedule of Operating Expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                            Boring & Goins, P.C.
                                                            Knoxville, Tennessee


 May 23, 1996

                       TICE ENGINEERING AND SALES, INC.

                             SCHEDULE OF EXPENSES

                       FOR THE YEAR ENDED MARCH 31, 1996


 EXPENSES
 Advertising                               $ 70,539
 Airplane                                    71,728
 Amortization                                 4,042
 Assembly                                       584
 Bad debts                                      587
 Commissions                                 14,405
 Depreciation                                47,845
 Dues and fees                                  525
 Employee benefits                           23,734
 Equipment maintenance                        1,085
 Insurance                                   30,248
 Legal and accounting                        42,076
 Meals and entertainment                      1,630
 Office supplies                             13,883
 Postage                                      1,323
 Production                                   3,461
 Research and development                    15,997
 Rent                                         1,126
 Repairs and maintenance - real estate        3,733
 Royalty                                      3,843
 Salaries - assembly                         56,260
 Salaries - clerical                         47,557
 Salaries - manufacturing                    72,640
 Salaries - engineering                      78,204
 Salaries - officers                        145,617
 Salaries - sales and service               108,868
 Shop                                         3,210
 Taxes - payroll                             39,608
 Taxes - other                               15,808
 Telephone                                   11,687
 Travel                                      15,187
 Utilities                                   15,360
 Vehicle                                      6,360
                                           --------

   Total expenses                          $968,760
                                           ========

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------



 Board of Directors
 Tice Engineering and Sales, Inc.
 Knoxville, Tennessee


     We have audited the accompanying balance sheet of Tice Engineering and Sales, Inc. as of March 31, 1995, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tice Engineering and Sales, Inc. as of March 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



 June 1, 1995
                                                            Boring & Goins, P.C.
                                                                   Knoxville, TN

                        TICE ENGINEERING AND SALES, INC.
                                 BALANCE SHEET
                                 MARCH 31, 1995



ASSETS

CURRENT ASSETS
 Cash in bank                             $   45,564
 Accounts receivable
   Trade                                     196,209
   Employee                                    9,774
 Prepaid expenses                             27,258
 Inventory                                   327,295
                                          ----------
 Total Current Assets                                     $  606,100

FIXED ASSETS
 Land                                        305,000
 Building and improvements                   422,050
 Equipment                                   549,109
 Vehicles                                    450,859
                                          ----------
                                           1,727,018
Less:  Accumulated depreciation              910,320
                                          ----------
 Net Fixed Assets                                            816,698

OTHER ASSETS
 Deferred taxes                              189,646
 Utility deposit                                 890
 Investments                                   1,245
 Patent, net of accumulated amortization      35,380
                                          ----------

 Total Other Assets                                          227,161
                                                          ----------
                                                          $1,649,959
                                                          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY



CURRENT LIABILITIES


   Notes payable                           $   997,70
   Accounts payable                           105,541
   Payroll taxes payable                        4,031
   Franchise tax payable                        2,870
   Current maturities of long-term debt        43,492
                                           ----------

     Total Current Liabilities                              $1,153,642


LONG-TERM DEBT, LESS CURRENT MATURITIES                        302,377


STOCKHOLDERS' EQUITY


   Capital stock, no stated value,
     750 shares authorized, issued
     and outstanding

                                                8,634
   Retained earnings                          185,306
                                           ----------


     Total Stockholders' Equity                                193,940
                                                            ----------
                                                            $1,649,959
                                                            ==========



The accompanying notes are an integral part of these financial statements

                       TICE ENGINEERING AND SALES, INC.
                   STATEMENT OF INCOME AND RETAINED EARNINGS
                       FOR THE YEAR ENDED MARCH 31, 1995


                                                                            AMOUNT              %
                                                                            ------            ------
INCOME
  Sales                                                                   $1,389,854          100.00

COST OF SALES
  Beginning inventory                                                        291,810           20.99
  Purchases                                                                  527,940           37.98
  Commissions                                                                  5,545             .39
  Less: Ending inventory                                                    (327,295)         (23.54)
                                                                          ----------          ------

  Total Cost of Sales                                                        498,000           35.82
                                                                          ----------          ------

GROSS MARGIN                                                                 891,854           64.18

OPERATING EXPENSES                                                           869,660           62.57
                                                                          ----------          ------

INCOME FROM OPERATIONS                                                        22,194            1.61

OTHER INCOME
  Rental income                                                               52,920            3.80
  Interest income                                                                618            0.04
  Other income                                                                   787            0.05
  Interest expense                                                          (111,772)          (8.04)
                                                                          ----------          ------

  Total Other Income (Expense)                                               (57,447)          (4.15)
                                                                          ----------          ------

NET LOSS BEFORE PROVISION FOR INCOME TAXES                                   (35,253)          (2.54)

PROVISION FOR INCOME TAX BENEFIT OF NET OPERATING LOSS                         4,931             .35
                                                                          ----------          ------

NET LOSS BEFORE CHANGE IN ACCOUNTING PRINCIPLE                               (30,322)          (2.19)
                                                                                              ======
CHANGE IN ACCOUNTING PRINCIPLE                                               184,715
                                                                          ----------
  Cumulative effect to March 31, 1994 of application of statement of
  Financial Accounting Standards No. 109 "Accounting for Income Taxes"

NET INCOME                                                                   154,393

RETAINED EARNINGS, March 31, 1994                                             30,913
                                                                          ----------

RETAINED EARNINGS, March 31, 1995                                         $  185,306
                                                                          ==========

    The accompanying notes are an integral part of these financial statements

                       TICE ENGINEERING AND SALES, INC.
                            STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED MARCH 31, 1995



OPERATING ACTIVITIES:

    Net Income                                                    $ 154,393

    Adjustment to reconcile net income to
      net cash used by operating activities:

    Depreciation & Amortization                                      51,994

    Change in Operating Assets and Liabilities:
        Increase in receivables                                    (124,393)
        Increase in inventories                                     (35,485)
        Increase in prepaid expenses                                 (1,261)
        Increase in other assets                                    (31,757)
        Increase in deferred tax asset                             (189,646)
        Decrease in accounts payable                                 (1,639)
        Increase in accrued expenses                                  3,071
                                                                  ---------

        Net Cash Used by Operating Activities                      (174,723)



INVESTING ACTIVITIES:

    Purchase of fixed assets                                         (4,957)



FINANCING ACTIVITIES:

    Proceeds from notes payable                                     305,526
    Principal payments on long term debt                            (63,850)
    Principal payments on notes payable                             (39,369)

    Net Cash Provided By Financing Activities                       202,307
                                                                  ---------

    Net Increase in Cash                                             22,627

CASH BALANCE, April 1, 1994                                          22,937
                                                                  ---------

CASH BALANCE, March 31, 1995                                      $  45,564
                                                                  =========



  The accompanying notes are an integral part of these financial statements.

                       TICE ENGINEERING AND SALES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company's Activities - The Company designs and manufactures robotic and pneumatic industrial sewing machine attachments.

Trade Accounts Receivable - The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determined is made.

Inventories - Inventories are valued at lower of cost or market on a first-in, first-out basis (FIFO).

Investments - Investments are valued at cost less any impairments in the values that are not temporary in nature.

Property and Equipment - Assets are recorded at cost. Depreciation is computed using the straight-line method and accelerated methods over the estimated useful lives of the assets. Significant improvements are capitalized while maintenance and repairs are expensed as incurred.

Patents - Certain legal and other direct expenses incurred in order to obtain patents on company designed and manufactured parts have been capitalized at cost. Amortization is calculated by the straight-line-method over a seventeen year estimated useful life. Amortization expense totaled $1,223 during the year ended March 31, 1995.

Income Taxes - Effective April 1, 1994, the company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (FAS 109). Under the provisions of FAS 109, deferred income tax assets and liabilities are computed based on the tax benefit or liability in future years of the reversal of temporary differences in the recognition of income or the deduction of expenses between financial and tax reporting purposes. The principal item resulting in the differences is section 263A cost in ending inventory. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. The company has federal and state loss carry forwards of $463,416 and 537,361, respectively. Substantially all of the carry forwards expire in approximately equal amounts in 2007 and 2008.

The net difference between tax expense (benefit) and taxes currently payable is reflected on the balance sheet as deferred income taxes.

                       TICE ENGINEERING AND SALES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1995


NOTE 2 - STATEMENT OF CASH FLOWS SUPPLEMENTARY DISCLOSURES

The Company considers deposits in banks, certificates of deposits, and highly - liquid investments with an original maturity of three months or less as cash and cash equivalents for the purposes of the statement of Cash Flows.

Supplemental disclosures of cash flow information:


   Cash paid during the year for:
     Interest                                                  $ 96,445
     Taxes                                                        2,891


NOTE 3 - NOTE PAYABLE

Notes payable consisted of the following at March 31, 1995:
Note payable to a bank; interest at
   bank index rate plus 1% payable
   monthly, due on demand, secured
   by Jet airplane.                                                                  $  190,000

Note payable to a bank, interest at
   9.5% payable monthly, due on demand,
   secured by accounts receivable,
   inventory, furniture, fixtures and equipment.                                        400,000

Note payable to a bank, interest at bank
   index rate plus 1% payable monthly, due
   10/1/95 secured by cash value of officer's
   life insurance.                                                                      225,000

Note payable to a officer, interest
   at 10%, due on demand, unsecured                                                     182,708
                                                                                     ----------
                                                                                     $  997,708
                                                                                     ==========

                       TICE ENGINEERING AND SALES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1995


NOTE 4 - LONG-TERM DEBT


Long-term debt consisted of the following at March 31, 1995:

   Note payable, to an individual,
   interest at 10%, principal and
   interest of $6,343.44, due monthly
   through April 2001, secured by
   shopping center.                                                                  $ 345,869

   Current maturities                                                                  (43,492)
                                                                                     ---------
                                                                                     $ 302,377
                                                                                     =========

   Maturities of long-term debt are as follows at March 31:

                                                     Principal
                      Year                          Requirements
                      ----                          ------------
                      1996                              $ 43,492
                      1997                                48,046
                      1998                                53,077
                      1999                                58,635
                      2000                                64,775
                      Thereafter                          77,844
                                                        --------
                                                                                     $ 345,869
                                                                                     =========

NOTE 5 - CONTINGENT LIABILITY

In December, 1994, the company entered into a Joint Development Agreement with a denim clothing manufacturer to develop a specialized sewing machine for the manufacture of jeans. The manufacturer paid the company $150,000 in development fees during the year ended March 31, 1995. Under the terms of the agreement, the manufacturer will have exclusive rights to purchase said sewing machine for an initial period of two years from the date of shipment of the first production machine. After the initial two year period, in order to maintain its exclusive rights, the manufacturer must purchase certain minimum quantities. In the event the company sells machines to a third party, the company is required to the pay royalties to the manufacturer up to the amount paid to the company for development fee, plus 10% interest.

                       TICE ENGINEERING AND SALES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1995


NOTE 6 - RESEARCH AND DEVELOPMENT

As required by statement of Financial Accounting Standards No. 2, the company expenses research and development costs as incurred. Included in current year expenses are the following attributable to research and development:


               Materials      $ 19,045
               Salaries        134,077
               Travel            4,000
               Insurance         4,893
               Payroll Tax       9,336
               Interest         16,588
               Telephone         2,350
               Utilities         1,353
                              --------
                              $191,642
                              ========

In addition, the company purchased $4,018 of equipment to be used for product development.

NOTE 7 - RELATED PARTY TRANSACTIONS

Included in notes payable is a note payable to William Tice, a Company officer. The note bears 10% interest and is due on demand.

The Company borrowed an additional $65,200 from Mr. Tice and made principal payments of $63,850 during the year ended March 31, 1995. In addition, the Company accrued interest of $15,326 on the note.

NOTE 8 - INCOME TAXES

The provision for income taxes consist of the following components.


                             FEDERAL           STATE           TOTAL
                             -------           -----           -----
Current                      $     0         $     0         $     0

Deferred                      (3,522)         (1,409)         (4,931)
                             -------         -------         -------
                             $(3,522)        $(1,409)        $(4,391)
                             =======         =======         =======

Deferred tax assets consist of the following at March 31, 1995:


Section 263A cost in inventory                             $ 27,637
Net operating loss carryover                                162,009
                                                           --------

Total deferred tax asset                                   $189,646
                                                           ========

                         INDEPENDENT AUDITORS' REPORT
                          ON SUPPLEMENTAL INFORMATION



 Board of Directors
 Tice Engineering and Sales, Inc.
 Knoxville, Tennessee

 Our report on our audit of the basic financial statements of Tice Engineering and Sales, Inc. for the year ended March 31, 1995 appears on page one. That audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedule of Operating Expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



 Boring & Goins, P.C.
 June 1, 1995

                       TICE ENGINEERING AND SALES, INC.
                        SCHEDULE OF OPERATING EXPENSES
                       FOR THE YEAR ENDED MARCH 31, 1995

                                            Amount     %
                                           --------  ------
OPERATING EXPENSES
Advertising                                $ 68,111   4.90
Airplane                                     47,242   3.40
Amortization                                  1,223   0.09
Assembly                                        143   0.01
Bad debts                                        28   0.00
Depreciation                                 50,771   3.65
Dues and fees                                   993   0.07
Employee benefits                            35,009   2.52
Equipment maintenance                           638   0.05
Insurance                                    27,068   1.95
Legal and accounting                          8,448   0.61
Meals and entertainment                       1,964   0.14
Office supplies                               9,791   0.70
Postage                                       1,374   0.10
Production                                    1,886   0.14
Research and development                     36,355   2.62
Rent                                          1,350   0.10
Repairs and maintenance - shopping ctr.       2,299   0.17
Royalty                                       3,714   0.27
Salaries - assembly                          49,120   3.53
Salaries - clerical                          35,285   2.53
Salaries - manufacturing                     57,398   4.13
Salaries - R & D                             23,850   1.72
Salaries - officers                         158,250  11.39
Salaries - sales & service                  155,560  11.19
Shop                                          3,079   0.22
Taxes - payroll                              33,939   2.44
Taxes - other                                15,820   1.14
Telephone                                    11,751   0.84
Travel                                       11,280   0.81
Utilities                                    13,533   0.97
Vehicle                                       2,388   0.17
                                           --------  -----

   Total Operating Expenses                $869,660  62.57
                                           ========  =====

                 See accompanying independent auditors' report

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------


Board of Directors
Tice Engineering and Sales, Inc.
Knoxville, Tennessee


  We have audited the accompanying balance sheet of Tice Engineering and Sales, Inc. as of March 31, 1994, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tice Engineering and Sales, Inc. as of March 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



May 20, 1994                                                Boring & Goins, P.C.
                                                                   Knoxville, TN


                 See accompanying independent auditors' report

                       TICE ENGINEERING AND SALES, INC.
                                 BALANCE SHEET
                                MARCH 31, 1994


ASSETS

CURRENT ASSETS
   Cash in bank                             $ 22,937
   Accounts receivable:
     Trade                                    79,173
     Employee                                  2,417
   Prepaid expenses                           25,997
   Inventory                                 291,810
                                           ---------

     Total Current Assets                                     $  422,334

 FIXED ASSETS
   Land                                      305,000
   Building and improvements                 421,111
   Equipment                                 545,091
   Vehicles                                  450,859
                                           ---------

                                           1,722,061
   Less:  Accumulated depreciation           859,549
                                           ---------

     Net Fixed Assets                                            862,512

 OTHER ASSETS
   Utility deposit                                89
   Investments                                 1,245
   Patent, net of accumulated amortization     4,846
                                           ---------

     Total Other Assets                                            6,981
                                                              ----------
                                                              $1,291,827
                                                              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES



   Notes payable                            $756,032
   Accounts payable                          107,180
   Payroll taxes payable                       1,674
   Franchise tax payable                       2,156
   Current maturities of long-term debt       39,369
                                            --------

     Total Current Liabilities                                        $  906,411




LONG-TERM DEBT, less current maturities                                  345,869



STOCKHOLDERS' EQUITY


   Capital stock, no stated value,
     750 shares authorized, issued
     and outstanding                           8,634
   Retained earnings                          30,913
                                            --------

       Total Stockholders' Equity                                         39,547
                                                                      ----------
                                                                      $1,291,827
                                                                      ==========

                        TICE ENGINEERING AND SALES, INC.
                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                       FOR THE YEAR ENDED MARCH 31, 1994

                                          AMOUNT        %
                                          ------   ------
INCOME                                $1,308,708   100.00
  Sales

COST OF SALES
  Beginning inventory                    365,793    27.95
  Purchases                              513,243    39.22
  Commission expense                      11,958      .91
  Less: Ending inventory                (291,810)  (22.30)
                                      ----------   ------
    Total Cost of Sales
                                         599,184    45.78
                                      ----------   ------

GROSS MARGIN                             709,524    54.22

OPERATING EXPENSES                       873,501   (66.74)
                                      ----------   ------

LOSS FROM OPERATIONS                    (163,977)  (12.52)

OTHER INCOME (EXPENSES)
  Rental income                           33,675     2.57
  Interest income                            500     0.04
  Daycare income                             256     0.02
  Other income                                49     0.00
  Interest expense                       (91,575)    7.00
                                      ----------   ------

    Total Other Income (Expense)         (57,105)   (4.37)
                                      ----------   ------

NET LOSS                                (221,082)  (16.89)
                                                   ======
RETAINED EARNINGS, April 1, 1993         251,995
                                      ----------
RETAINED EARNINGS, March 31, 1994     $   30,913
                                      ==========


   The accompanying notes are an integral part of these financial statements

                       TICE ENGINEERING AND SALES, INC.
                            STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED MARCH 31, 1994


OPERATING ACTIVITIES:

  Net Loss                                                           $ (221,082)

  Adjustment to reconcile net income to net cash used by operating activities:

  Depreciation                                                           60,436

  Change in Operating Assets and Liabilities:
    Decrease in receivables                                             120,216
    Decrease in inventories                                              73,983
    Increase in prepaid expenses                                        (14,146)
    Increase in other assets                                             (4,846)
    Decrease in accounts payable                                        (72,925)
    Decrease in accrued expenses                                            397
                                                                     ----------
      Net Cash Used by Operating Activities                             (57,967)

INVESTING ACTIVITIES:

  Purchase of fixed assets                                              (10,624)

FINANCING ACTIVITIES:

  Proceeds from notes payable                                           114,211
  Principal payments on notes payable                                   (21,429)
  Principal payments on long-term debt                                  (35,638)
                                                                     ----------

    Net Cash Provided By Financing Activities                            57,144
                                                                     ----------

    Net Decrease in Cash                                                (11,447)

CASH BALANCE, April 1, 1993                                              34,384
                                                                     ----------

CASH BALANCE, March 31, 1994                                         $   22,937
                                                                     ==========

   The accompanying notes are an integral part of these financial statements

                       TICE ENGINEERING AND SALES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1994



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company's Activities - The Company designs and manufactures robotic and pneumatic industrial sewing machine attachments.

Trade Accounts Receivable - The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Inventories - Inventories are valued at lower of cost or market on a first-in, first-out basis (FIFO).

Investments - Investments are valued at cost less any impairments in the values that are not temporary in nature.

Property and Equipment - Assets are recorded at cost. Depreciation is computed using the straight-line method and accelerated methods over the estimated useful lives of the assets. Significant improvements are capitalized while maintenance and repairs are expensed as incurred.

Patents - Certain legal and other direct expenses incurred in order to obtain patents on company designed and manufactured parts have been capitalized at cost. Amortization is calculated by the straight-line method over a seventeen year estimated useful life. Amortization expense totaled $72 during the year ended March 31, 1994.

Income Taxes - The Company has elected to defer the adoption of SFAS 109, Accounting for Income Taxes, to account for deferred income taxes. Deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The principal item resulting in the differences is the Section 263A inventory adjustment. However, the difference is insignificant and management does not believe that the application of SFAS 109 will have a material effect on the financial statements.

The Company has available for federal and state income tax purposes approximately $423,000 and $524,955 in net operating loss carry-fowards which schedule to predominately expire in 2007 and 2008, respectively.

                       TICE ENGINEERING AND SALES, INC.
                        SCHEDULE OF OPERATING EXPENSES
                       FOR THE YEAR ENDED MARCH 31, 1994

NOTE 2 - STATEMENT OF CASH FLOWS SUPPLEMENTARY DISCLOSURES

The Company considers deposits in banks, certificates of deposits, and highly liquid investments with an original maturity of three months or less as cash and cash equivalents for the purposes of the statement of Cash Flows.

Supplemental disclosure of cash flow information:

   Cash paid during the year for:
     Interest                                         $ 91,585
     Taxes                                               2,281

NOTE 3 - NOTES PAYABLE

Notes payable consisted of the following at March 31, 1994:

Note payable to a bank, interest at
  bank index rate plus 1% payable
  monthly, due on demand, secured
  by Jet airplane.                                                    $ 190,000

Note payable to a bank, interest at
  6.75% payable monthly, due on demand
  secured by accounts receivable,
  inventory, furniture, fixtures
  and equipment.                                                        400,000

Note payable to an officer, interest
at 10%, due on demand, unsecured.                                       166,032
                                                                      ---------

                                                                      $ 756,032
                                                                      =========

NOTE 4 - LONG-TERM DEBT

Long-term debt consisted of the following at March 31, 1994:

Note payable, to an individual interest
  at 10%, principal and interest payments
  of $6,343.44 due monthly through April
  2001, secured by shopping center.                                   $ 385,238

    Current maturities                                                  (39,369)
                                                                        -------

                                                                      $ 345,869
                                                                      =========

                       TICE ENGINEERING AND SALES, INC.
                        SCHEDULE OF OPERATING EXPENSES
                       FOR THE YEAR ENDED MARCH 31, 1994

NOTE 4 - LONG-TERM DEBT (CONTINUED)

  Maturities of long-term debt are a follows at March 31:

                           Year
                           ----
                           1995                              $  39,369
                           1996                                 43,492
                           1997                                 48,046
                           1998                                 53,077
                           1999                                 58,635
                           Thereafter                          142,619
                                                              --------

                                                             $ 385,238
                                                             =========

NOTE 5 - RELATED PARTY TRANSACTIONS

Included in current liabilities is a note payable to William Tice, a Company officer. The note bears 10% interest and is due on demand.

The Company borrowed an additional $92,000 from Mr. Tice and made principal payments of $46,116 during the year ended March 31, 1994. In addition, the Company accrued interest of $11,127 on the note.

                         INDEPENDENT AUDITORS' REPORT
                          ON SUPPLEMENTAL INFORMATION





Board of Directors
Tice Engineering and Sales, Inc.
Knoxville, Tennessee


Our report on our audit of the basic financial statements of Tice Engineering and Sales, Inc. for 1994 appears on page 1. That audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedule of Operating Expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




Boring & Goins, P.C.

May 20, 1994

                       TICE ENGINEERING AND SALES, INC.
                        SCHEDULE OF OPERATING EXPENSES
                       FOR THE YEAR ENDED MARCH 31, 1994


                                                    Amount             %
                                                    ------            ----

OPERATING EXPENSES
  Advertising                                     $ 52,082            3.98
  Airplane expense                                  33,584            2.57
  Amortization expense                                  72            0.01
  Assembly expense                                     170            0.01
  Bad debts expense                                  1,143            0.09
  Depreciation                                      60,435            4.62
  Donations                                            744            0.06
  Dues and fees                                        957            0.07
  Employee benefits                                 29,633            2.26
  Employee training                                  1,184            0.09
  Equipment expense                                  1,210            0.09
  Insurance                                         36,613            2.80
  Legal and accounting                               6,253            0.48
  Meals and entertainment                            1,247            0.10
  Office supplies                                    9,617            0.73
  Postage                                            1,112            0.09
  Production expense                                 3,673            0.28
  Research and development                           5,263            0.40
  Rent expense                                         675            0.05
  Repairs and maintenance - shopping ctr.            7,772            0.59
  Royalty expense                                      942            0.07
  Salaries - assembly                               63,618            4.86
  Salaries - child care                                635            0.05
  Salaries - clerical                               30,559            2.34
  Salaries - manufacturing                          74,242            5.67
  Salaries - R & D                                  23,400            1.79
  Salaries - officers                              188,300           14.39
  Salaries - sales & service                       144,160           11.02
  Scholarship fund                                   2,408            0.18
  Shop expense                                       3,098            0.24
  Taxes - payroll                                   38,876            2.97
  Taxes - other                                     14,319            1.09
  Telephone                                         10,258            0.78
  Travel                                             6,159            0.47
  Utilities                                         14,977            1.14
  Vehicle expense                                    4,111            0.31
                                                  --------           -----
     Total Operating Expenses                     $873,501           66.74
                                                  ========           =====

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Issuer. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date of issue. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities.


                           -------------------------

                               TABLE OF CONTENTS

                           -------------------------

                                                         Page
                                                         ----
                    Additional Information                 2
                    Summary                                2
                    Risk Factors                           7
                    Plan of Distribution                  12
                    Use of Proceeds                       13
                    Capitalization                        14
                    Business                              16
                    Management's Discussion               23
                      and Analysis of Financial
                      Condition
                    Legal Proceedings                     26
                    Management                            26
                    Principal and Selling                 29
                      Shareholders
                    Securities                            30
                    Dividends                             34
                    Liability and Indemnification         34
                      of Directors
                    Legal Matters                         36
                    Experts                               37
                    Financial Statements                  38

                           -------------------------

                            2,986,157 COMMON SHARES

                                      AND

                            1,000,000 COMMON STOCK
                               PURCHASE WARRANTS

                                      OF

                             TICE TECHNOLOGY, INC.


                           -------------------------

                                  PROSPECTUS

                           -------------------------







                             ______________, 1996





     UNTIL ______________, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
- -------   --------------------------------------

Item 13. Other Expenses of Issuance and Distribution
         -------------------------------------------

     Expenses of the offering are estimated to be approximately $100,000 which amount includes the following items:

     Registration fee - federal                              $ 2,883
     Registration fees - state                               $     0
     Transfer Agent Fees*                                    $15,000
     Printing and EDGAR Filing Costs*                        $12,000
     Legal Fees (including fees relating
     to the reorganization)*                                 $50,000
     Accounting Fees                                         $20,000

- --------------------------------------------------------------------------------

*estimates

Item 14. Indemnification of Directors and Officers
         -----------------------------------------

     The Issuer has provisions in its Certificate of Incorporation which limit its directors' monetary liability to it or its shareholders except: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders;
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for unlawful payment of dividends or unlawful repurchase or redemption of its own stock; or (d) for any transaction from which the director derived an improper personal benefit.

     The Issuer is required to indemnify its officers and directors for any liability incurred by them in their capacity as such except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

Item 15. Recent Sales of Unregistered Securities
         ---------------------------------------

     On the effective date of this Registration Statement, the Issuer issued 5,211,750 Common Shares and 750,000 Class B Common Shares to the sole shareholder of Tice Engineering and Sales, Inc. in exchange for all of TES's issued and outstanding stock, 238,470 Common Shares to JWSI in exchange for certain warrants (Class B Common Shares were converted to Common Shares) and options to purchase 54,750 Common Shares to ten employees. The Issuer claims exemption from registration under Section 4(2) of the Securities Act of 1933.

     Of the Common Shares issued to TES shareholders, 1,541,407 shares (in addition to the Common Shares sold to Monogenesis and the note holders) will be registered under this Registration Statement. The remaining securities issued will bear a restrictive legend. The Common Shares which may be issued upon exercise of the employee stock options will also be registered under this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules
         ------------------------------------------

              INDEX TO EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
              ---------------------------------------------------
- -------------------------------------------------------------------------------------------
                                                                         Exhibit     Page
                                                                      Table Number  Number
                                                                      ------------  ------
- -------------------------------------------------------------------------------------------
I.    Plan of Acquisition, Reorganization, Arrangement,                     2
      Liquidation or Succession
- -------------------------------------------------------------------------------------------
      (i)   Stock Purchase Agreement and Plan of                                      90
            Reorganization (excluding all Schedules except 1.1)
- -------------------------------------------------------------------------------------------
II.   Articles of Incorporation and Bylaws                                  3
- -------------------------------------------------------------------------------------------
      (i)   Certificate of Incorporation of Tice Technology, Inc.                    123
- -------------------------------------------------------------------------------------------
      (ii)  Bylaws of Tice Technology, Inc.                                          132
- -------------------------------------------------------------------------------------------
III.  Instruments Defining the Rights of Security Holders                   4
- -------------------------------------------------------------------------------------------
      (i)   Common Stock Purchase Warrant Agreement                                  155
            Between Tice Technology, Inc. and Warrant Agent
- -------------------------------------------------------------------------------------------
IV.   Opinion of Counsel - Legality of Securities Being                     5        165
      Registered
- -------------------------------------------------------------------------------------------
V.    Material Contracts                                                   10
- -------------------------------------------------------------------------------------------
      (i)   Agreement Between Tice Technology, Inc. and                              167
            Transfer Agent
- -------------------------------------------------------------------------------------------
VI.   Subsidiaries of the Registrant                                       21        177
- -------------------------------------------------------------------------------------------
VII.  Consent of Experts                                                   23
- -------------------------------------------------------------------------------------------
      (i)   Consent of Boring & Goins, P.C.,                                         178
            Certified Public Accountants
- -------------------------------------------------------------------------------------------
      (ii)  Consent of Counsel - See Exhibit 5
- -------------------------------------------------------------------------------------------
VIII. Financial Data Schedule                                              27        179
- -------------------------------------------------------------------------------------------

Item 17.  Undertakings
          ------------

     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on September 4, 1996.

Tice Technology, Inc.

By:  /s/ William A. Tice
     ---------------------------------------------------
     William A. Tice, President, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William A. Tice                                      on September 4, 1996
- --------------------------------------------------------
William A. Tice, President, Chief Executive Officer

/s/ Karen A. Walton                                      on September 4, 1996
- --------------------------------------------------------
Karen A. Walton, Chief Financial Officer

     The following are at least a majority of the directors of Tice Technology,
Inc.:

/s/ William A. Tice                                      on September 4, 1996
- --------------------------------------------------------
William A. Tice, Director

/s/ Karen A. Walton                                      on September 4, 1996
- --------------------------------------------------------
Karen A. Walton, Director

/s/ Sarah Y. Sheppeard                                   on September 4, 1996
- --------------------------------------------------------
Sarah Y. Sheppeard, Director